Filed Pursuant to Rule 424(b)(5)
Registration Number 333-222793

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 31, 2018

Preliminary Prospectus Supplement

(To Prospectus dated January 31, 2018)

$550,000,000

Common Stock

We are offering $550,000,000 of shares of our common stock.

We intend to use the net proceeds of this offering to fund a portion of the costs of our acquisition of Cascadian Therapeutics, Inc., or the Acquisition. This offering is not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGEN.” On January 30, 2018, the last reported sale price of our common stock on The Nasdaq Global Select Market was $55.21 per share. Based on an assumed public offering price of $55.21 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on January 30, 2018, we would expect to offer approximately 9,961,963 shares hereby.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Seattle Genetics, Inc. before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” for additional information regarding underwriter compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to $82,500,000 of additional shares of our common stock, solely to cover overallotments.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-15 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Entities affiliated with one of our directors, Felix Baker, and which together are our largest stockholders, have indicated an interest in purchasing an aggregate of up to approximately 32% of the shares of common stock offered hereby at the price offered to the public. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these entities may elect not to purchase any shares in this offering, or the underwriters may elect not to sell any shares in this offering to any or all of these entities.

The underwriters expect to deliver the shares to purchasers on or about February    , 2018.

Barclays	J.P. Morgan

                         , 2018

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We have not, and the underwriters have not, authorized anyone to provide you with information different than or inconsistent with the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated January 31, 2018, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement and the accompanying prospectus to “Seattle Genetics,” “the Company,” “we,” “us,” “our,” or similar references refer to Seattle Genetics, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

All references in this prospectus supplement to “Cascadian” refer to Cascadian Therapeutics, Inc., its predecessors Oncothyreon Inc. and Biomira Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise noted.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference include trademarks, trade names and service marks owned by us or other companies. Seattle Genetics®, and ADCETRIS® are our registered trademarks in the United States. All other trademarks or trade names referred to in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference are the property of their respective owners.

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Prospectus Supplement Summary

This summary highlights certain information about us, this offering, Cascadian, the proposed Acquisition and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Our Business

Seattle Genetics is a biotechnology company focused on the development and commercialization of targeted therapies for the treatment of cancer. Our marketed product ADCETRIS, or brentuximab vedotin, is approved by the United States Food and Drug Administration, or FDA, and the European Commission for four indications, encompassing several settings for the treatment of relapsed Hodgkin lymphoma, for relapsed systemic anaplastic large cell lymphoma, or sALCL, and for certain types of cutaneous T-cell lymphoma, or CTCL. ADCETRIS is commercially available in 70 countries, including in the United States, Canada, members of the European Union and Japan. We are collaborating with Takeda Pharmaceutical Company Limited, or Takeda, to develop and commercialize ADCETRIS on a global basis. Under this collaboration, Seattle Genetics has retained commercial rights for ADCETRIS in the United States and its territories and in Canada, and Takeda has commercial rights in the rest of the world. Beyond our current labeled indications, we have a broad development strategy for ADCETRIS as described under “—Our Clinical Development Status and Plan” below.

Our clinical-stage pipeline includes two antibody-drug conjugates, or ADCs, for solid tumors with potential accelerated approval pathways. In collaboration with Astellas Pharma, Inc., or Astellas, we are developing enfortumab vedotin, formerly known as ASG-22ME. In collaboration with Genmab A/S, or Genmab, we are developing tisotumab vedotin. Our earlier-stage clinical pipeline includes five other ADC programs consisting of ladiratuzumab vedotin, or SGN-LIV1A, denintuzumab mafodotin, or SGN-CD19A, SGN-CD19B, SGN-CD123A, and SGN-CD352A, as well as two immuno-oncology agents, SEA-CD40, which is based on our sugar-engineered antibody, or SEA, technology, and SGN-2FF, which is a novel small molecule. In addition, we have multiple preclinical and research-stage programs that employ our proprietary technologies, including SGN-CD48A.

We have collaborations for our ADC technology with a number of biotechnology and pharmaceutical companies, including AbbVie Biotechnology Ltd., or AbbVie; Bayer Pharma AG, or Bayer; Celldex Therapeutics, Inc., or Celldex; Genentech, Inc., a member of the Roche Group, or Genentech; GlaxoSmithKline LLC, or GSK; Pfizer, Inc., or Pfizer; and PSMA Development Company LLC, a subsidiary of Progenics Pharmaceuticals Inc., or Progenics. In addition, we have a collaboration with Unum Therapeutics, Inc., or Unum, to develop and commercialize novel antibody-coupled T-cell receptor, or ACTR, therapies incorporating our antibodies for the treatment of cancer.

Our Clinical Development Status and Plan

ADCETRIS (brentuximab vedotin)

In collaboration with our partners, we are pursuing a broad development strategy for ADCETRIS that includes clinical trials of ADCETRIS evaluating its therapeutic potential in newly diagnosed patients with Hodgkin lymphoma or mature T-cell lymphoma, or MTCL, also known as peripheral T-Cell lymphoma, or PTCL, including sALCL. We are also evaluating ADCETRIS in combination with a checkpoint inhibitor, or CPI. These ongoing clinical trials include:

Phase 3 Frontline Hodgkin Lymphoma (ECHELON-1). In June 2017, we and Takeda announced positive top line data from the ECHELON-1 trial, a randomized, open-label, phase 3 trial investigating ADCETRIS plus AVD (adriamycin, vinblastine, dacarbazine) versus ABVD (adriamycin, bleomycin, vinblastine, dacarbazine) as frontline combination therapy in 1,334 patients with previously untreated advanced classical Hodgkin lymphoma. Additional data were reported at the 59th American Society of Hematology (ASH) annual meeting. The ECHELON-1 trial met its primary endpoint, demonstrating that treatment with ADCETRIS plus AVD resulted in a statistically significant improvement in modified progression-free survival, or PFS, versus the control arm as assessed by an independent review facility (hazard ratio=0.770; p-value=0.035). The two-year modified PFS rate per independent review for patients in the ADCETRIS plus AVD arm was 82.1 percent compared to 77.2 percent in the control arm. Per investigator assessment, the two-year modified PFS rate for patients in the ADCETRIS plus AVD arm was 81.0 percent compared to 74.4 percent in the control arm. All secondary endpoints trended in favor of the ADCETRIS plus AVD arm, including interim analysis of overall survival (hazard ratio=0.72; p-value=0.19), the key secondary endpoint. The safety profile of ADCETRIS plus AVD in the ECHELON-1 trial was generally consistent with that known for the single-agent components of the regimen. The most common clinically relevant adverse events of any grade that occurred in at least 15 percent of patients in the ADCETRIS plus AVD and ABVD arms were: neutropenia (58 and 45 percent, respectively), constipation (42 and 37 percent, respectively), vomiting (33 and 28 percent, respectively), fatigue (both 32 percent), peripheral sensory neuropathy (29 and 17 percent, respectively), diarrhea (27 and 18 percent, respectively), pyrexia (27 and 22 percent, respectively), peripheral neuropathy (26 and 13 percent, respectively), abdominal pain (21 and 10 percent, respectively) and stomatitis (21 and 16 percent, respectively). In both the ADCETRIS plus AVD and ABVD arms, the most common Grade 3 or 4 events were neutropenia, febrile neutropenia and neutrophil count decrease. Febrile neutropenia was reduced through the use of prophylactic growth factors (G-CSF) in a subset of patients. In the ADCETRIS plus AVD arm of the study, the rate of febrile neutropenia without the use of G-CSF was 21 percent and with the use of G-CSF was reduced to 11 percent. G-CSF primary prophylaxis with ADCETRIS plus AVD resulted in an overall comparable safety profile to ABVD, decreasing the incidence of febrile neutropenia, neutropenia and serious adverse events. Primary prophylaxis with G-CSF was used in a subset of patients enrolled in the study. In the ADCETRIS plus AVD arm, peripheral neuropathy events were observed in 67 percent of patients compared to 43 percent on the ABVD arm. In the ADCETRIS plus AVD arm, the majority of peripheral neuropathy events were Grade 1 or 2. Grade ≥3 events were reported in 11 percent of patients and Grade 4 events were reported in less than 1 percent of patients. In the ABVD arm, Grade ≥3 events were reported in 2 percent of patients and there were no Grade 4 events. Two-thirds of the patients with peripheral neuropathy in the ADCETRIS plus AVD arm reported resolution or improvement at last follow-up. Pulmonary toxicity, defined as events related to interstitial lung disease, was reported in 2 percent of patients in the ADCETRIS plus AVD arm versus 7 percent of patients in the ABVD arm; Grade ≥3 events were reported in less than 1 percent versus 3 percent, in the ADCETRIS plus AVD arm and the ABVD arm, respectively. 9 on study deaths occurred in the ADCETRIS plus AVD arm, of which 7 were due to neutropenia or associated complications (all occurred in patients who had not received primary prophylaxis with G-CSF with the exception of 1 patient who entered the trial with pre-existing neutropenia). The remaining 2 deaths were due to myocardial infarction. In the ABVD arm, there were 13 on study deaths, of which 11 were due to or associated with pulmonary-related toxicity, 1 was due to cardiopulmonary failure and 1 death had unknown cause. ECHELON-1 is being conducted under a Special Protocol Assessment, or SPA, agreement with the FDA and pursuant to scientific advice from the European Medicines Agency, or EMA. A SPA is an agreement with the FDA regarding the design of the clinical trial, including size and clinical endpoints, to support an efficacy claim in a new drug application or a Biologics License Application, or BLA, submission to the FDA if the trial achieves its primary endpoints.

In September 2017, the FDA granted Breakthrough Therapy Designation to ADCETRIS in combination with chemotherapy for the frontline treatment of patients with advanced classical Hodgkin lymphoma. In November

2017, we submitted a supplemental BLA, or sBLA, to the FDA seeking approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma. In December 2017, the FDA granted Priority Review for the sBLA, and the Prescription Drug User Fee Act, or PDUFA, target action date is May 1, 2018.

Phase 3 Frontline Mature T-Cell Lymphoma (ECHELON-2). We and Takeda have completed patient enrollment of 452 patients in a global randomized, double-blind, placebo-controlled multi-center phase 3 clinical trial known as ECHELON-2. This trial is evaluating ADCETRIS in combination with CHP (cyclophosphamide, doxorubicin and prednisone) versus CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) for the treatment of newly diagnosed CD30-expressing MTCL patients, including patients with sALCL and other types of peripheral T-cell lymphomas. The primary endpoint of the trial is PFS per independent review facility assessment. Secondary endpoints include overall survival, complete remission rate and safety. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events than anticipated in the ECHELON-2 trial. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in our SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. See “Risk Factors—Risks Related to Our Business—Our near-term prospects are substantially dependent on ADCETRIS. If we and/or Takeda are unable to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use, our ability to generate significant revenue and our prospects for profitability will be adversely affected” and “—Clinical trials are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.” Based on the length of follow-up and the slow rate at which PFS events are occurring, we believe the primary endpoint data will be mature and expect to report top-line data in 2018. A companion diagnostic test is being used in this trial to assess CD30-expression. We expect that concurrent approval of a CD30 companion diagnostic will be required for any approval of ADCETRIS in the frontline MTCL indication. We are developing a companion diagnostic under a collaboration agreement with Ventana Medical Systems, or Ventana, and Takeda. The ECHELON-2 trial is being conducted under a SPA agreement with the FDA and also received scientific advice from the EMA. We are required to conduct this trial as part of our ADCETRIS post-marketing requirement for the relapsed sALCL indication, and the trial is designed to be confirmatory in the United States and Canada.

Data from a phase 1 trial that evaluated ADCETRIS plus chemotherapy for frontline sALCL, which was subsequently amended to include patients with any CD30-expressing MTCL, supported our decision to initiate the ECHELON-2 trial. Among the 26 patients who received the combination regimen of ADCETRIS plus CHP, 88 percent achieved a complete remission. At the December 2017 ASH annual meeting, follow-up data were reported showing that the estimated five-year PFS rate was 52 percent, with no patients receiving a consolidative stem cell transplant in first remission. The estimated five-year overall survival rate was 80 percent. There were no progression events or deaths in the trial since the three-year follow up. 73 percent of patients (19 of 26) experienced peripheral neuropathy, the majority of which was Grade 1 or 2. 95 percent of these patients had complete resolution or some improvement of their symptoms at last follow-up with a median time to resolution of 4.2 months and a median time to improvement of symptoms of 2.6 months.

Phase 3 Relapsed/Refractory Hodgkin Lymphoma (CHECKMATE 812). We and Bristol Myers Squibb Company, or BMS, are conducting a pivotal phase 3 clinical trial, or the CHECKMATE 812 trial, to evaluate the combination of BMS’s immunotherapy nivolumab (Opdivo) with ADCETRIS for the treatment of relapsed or refractory, or transplant-ineligible, advanced classical Hodgkin lymphoma. Nivolumab is a programmed death-1, or PD-1, immune checkpoint inhibitor that is designed to harness the body’s own immune system to help restore antitumor immune response. The primary endpoint for the CHECKMATE 812 trial is PFS and targeted enrollment is 340 patients.

The CHECKMATE 812 trial is supported by interim data from a phase 1/2 trial in second-line Hodgkin lymphoma, which is one of three trials being conducted under a clinical trial collaboration agreement between us and BMS to evaluate the investigational combination of ADCETRIS and nivolumab.

Updated interim data from the phase 1/2 trial evaluating the combination of ADCETRIS and nivolumab for patients with second line Hodgkin lymphoma were presented at the 2017 ASH annual meeting. Data were reported from 62 patients with relapsed or refractory Hodgkin lymphoma who received the combination regimen of ADCETRIS plus nivolumab after failure of frontline therapy. After completion of the fourth cycle of treatment, patients were eligible to undergo an ASCT. Of 60 response-evaluable patients, 83 percent had an objective response, including 62 percent with a complete response. The estimated six-month PFS rate was 89 percent. The most common adverse events of any grade occurring prior to ASCT or subsequent salvage therapy in at least 20 percent of patients were nausea, fatigue, infusion-related reaction, or IRR, pruritus, diarrhea, headache, cough, vomiting, dyspnea, nasal congestion, pyrexia and rash. IRRs were observed in 44 percent of patients, of which the majority (41 percent) were Grade 1 or 2. No patients discontinued treatment due to an IRR.

The third ongoing trial under our clinical collaboration with BMS is evaluating the combination of ADCETRIS and nivolumab in patients with relapsed or refractory B-cell and T-cell non-Hodgkin lymphomas, including DLBCL and rare B-cell lymphomas, including gray zone and mediastinal B-cell lymphomas.

Frontline Therapy for Hodgkin Lymphoma Patients Age 60 and Over. In October 2012, we initiated a phase 2 clinical trial evaluating ADCETRIS monotherapy as a frontline therapy for patients age 60 or older with newly diagnosed Hodgkin lymphoma. The trial was subsequently amended to include the administration of ADCETRIS in combination with bendamustine or dacarbazine. In 2015, the bendamustine arm was closed because the tolerability of the combination did not meet study goals for this fragile patient population. Subsequently, the study was further expanded to evaluate the combination of ADCETRIS and nivolumab. ADCETRIS monotherapy is included in National Comprehensive Cancer Network, or NCCN, guidelines for older patients with relapsed or refractory Hodgkin lymphoma as a palliative therapy option.

Investigator-Sponsored Trials. In addition to our corporate-sponsored trials, as of December 31, 2017, there were more than 40 reported investigator-sponsored trials of ADCETRIS in the United States. In addition, we and Takeda are reviewing proposals from multiple clinical investigators and cooperative groups in the United States, Canada and Europe about potential investigator-sponsored trials of ADCETRIS. The investigator-sponsored trials to date include the use of ADCETRIS in a number of malignant hematologic indications such as CTCL, DLBCL, untreated limited stage Hodgkin lymphoma, salvage therapy for patients with Hodgkin lymphoma prior to auto-HSCT and graft versus host disease. There are also numerous other investigator-sponsored trials for the use of ADCETRIS in other CD30-expressing and select CD30-undetectable settings, and in solid tumors such as mesothelioma and testicular germ cell tumors. Several investigator-sponsored trials are currently evaluating ADCETRIS with immuno-oncology compounds in Hodgkin lymphoma, and we expect additional investigator-sponsored trials might evaluate ADCETRIS in novel combination regimens.

Enfortumab Vedotin (ASG-22ME)

Enfortumab vedotin is an ADC composed of an anti-Nectin-4 monoclonal antibody linked to a potent auristatin compound using our proprietary ADC technology. Nectin-4 is a novel target expressed in multiple cancers including urothelial cancers, such as bladder cancer, as well as ovarian and lung cancers. We are developing enfortumab vedotin as a potential treatment for solid tumors under our co-development collaboration with Astellas, and we share all costs and, if commercialized, profits for the product candidate with Astellas on a 50:50 basis.

In October 2017, we and Astellas initiated a pivotal, single-arm phase 2 clinical trial of single-agent enfortumab vedotin for locally advanced or metastatic urothelial cancer patients who have been previously treated with CPI therapy. The primary endpoint of the trial is confirmed objective response rate per independent review. The trial will also assess overall survival, PFS, safety and tolerability. The study is designed to enroll approximately 120 patients at multiple centers globally.

Data from a phase 1 trial that evaluated enfortumab vedotin in solid tumors, primarily urothelial cancer, supported our decision to initiate the pivotal phase 2 trial. In June 2017, we and Astellas reported updated data from the phase 1, open-label, dose-escalation, multi-center clinical trial of enfortumab vedotin at the American Society of Clinical Oncology, or ASCO, annual meeting. Of the 71 patients with metastatic urothelial cancer evaluated for response, 41 percent had an objective response, including 4 percent who achieved a complete response. The preliminary estimate of median duration of response for all patients was 24 weeks. In 30 patients treated at the recommended phase 2 dose of 1.25 mg/kg, 53 percent had an objective response, including three percent who achieved a complete response. Of the 32 patients previously treated with CPIs and evaluated for response, 44 percent had an objective response, including 3 percent with complete response. Among the 17 CPI-treated patients treated at the recommended phase 2 dose, 47 percent achieved a partial response. The most common treatment-related adverse events of any grade occurring in 10 percent or more of patients were nausea (36 percent), pruritus (31 percent), fatigue (30 percent) and diarrhea (28 percent).

As part of our effort to evaluate enfortumab vedotin in earlier lines of therapy, we and Astellas initiated in November 2017 a phase 1b trial evaluating the safety and tolerability of enfortumab vedotin in combination with pembrolizumab for first- or second-line treatment of patients with locally advanced or metastatic urothelial cancer. The single arm multi-center trial is designed to enroll up to 85 patients who are ineligible for first-line cisplatin-based chemotherapy or have progressed following treatment with a regimen containing platinum-based chemotherapy. The primary objective of the trial is to assess the safety and tolerability of enfortumab vedotin in combination with CPI therapy.

Tisotumab Vedotin

Tisotumab vedotin is an ADC composed of a human antibody that binds to tissue factor linked to a potent auristatin compound using our proprietary ADC technology. Tissue factor is expressed on many solid tumors, including cervical, ovarian, prostate and bladder. In August 2017, we exercised our option to co-develop tisotumab vedotin with Genmab, sharing all future costs and, if commercialized, profits for the product candidate with Genmab on a 50:50 basis.

In the first half of 2018, we and Genmab plan to initiate a pivotal phase 2 clinical trial of tisotumab vedotin in patients with recurrent and/or metastatic cervical cancer. The single-arm trial is expected to enroll approximately 100 patients who have relapsed or progressed on or after platinum-containing chemotherapy and who have received or are ineligible for bevacizumab (Avastin). The primary endpoint of the study will be overall response rate as assessed by independent review. The planned trial will also assess duration of response and safety.

Data from a phase 1/2 trial that evaluated tisotumab vedotin in solid tumors, including cervical cancer, supported our decision to initiate the pivotal phase 2 trial. In September 2017, we and Genmab reported data from part 2 of the phase 1/2 trial at the European Society for Medical Oncology, or ESMO, Congress. In an expansion cohort of 34 patients with relapsed, recurrent and/or metastatic cervical cancer, 32 percent achieved a response. Median duration of confirmed responses was 8.3 months. The most common adverse events of any grade were conjunctivitis (50 percent), epistaxis, fatigue and alopecia (47 percent each) and nausea (44 percent).

Beyond recurrent and/or metastatic cervical cancer, we believe there may be opportunities for tisotumab vedotin in earlier lines of cervical cancer and in other solid tumors that express tissue factor. In 2018, we and Genmab also plan to initiate at least two additional clinical trials of tisotumab vedotin. One trial will evaluate tisotumab vedotin as part of a combination regimen for first-line cervical cancer. The second trial will evaluate tisotumab vedotin in other types of solid tumors.

Ladiratuzumab Vedotin (SGN-LIV1A)

Ladiratuzumab vedotin is an ADC composed of an anti-LIV-1 monoclonal antibody linked to a potent auristatin compound using our proprietary ADC technology, and is being developed as a potential treatment of metastatic breast cancer.

In October 2013 we initiated a phase 1, open-label, dose-escalation clinical trial to evaluate the safety and antitumor activity of ladiratuzumab vedotin in patients with LIV-1-positive metastatic breast cancer. At the December 2017 San Antonio Breast Cancer Symposium annual meeting, updated interim data were reported showing that among the 60 efficacy-evaluable patients with metastatic triple negative breast cancer, 25 percent achieved partial response. At the recommended dose, 29 percent of patients achieved a partial response. The median PFS and median duration of response for patients treated across all dose levels were 11 weeks and 13.3 weeks, respectively. In 19 patients treated at the recommended dose, the median PFS was 12.1 weeks and the median duration of response was 17.4 weeks. Of the 81 patients treated in the study, peripheral neuropathy events occurred in 20 percent and were generally low grade (Grades 1/2) and manageable. Grades 3/4 adverse events included neutropenia and anemia. Enrollment continues for patients with metastatic triple negative breast cancer at the recommended dose of 2.5 mg/kg, with a maximum dose of 200 mg per cycle.

Ladiratuzumab vedotin is also being evaluated in several other settings for metastatic breast cancer. In mid-2018, we plan to initiate a phase 1b/2 clinical trial in combination with pembrolizumab (Keytruda) in patients with locally advanced or metastatic triple negative breast cancer. This single arm, open label multicenter study will be conducted under a collaboration agreement with Merck and is anticipated to enroll up to 72 patients.

Ladiratuzumab vedotin is also being evaluated in the I-SPY 2 trial, a phase 2 trial being conducted by a consortium that includes major cancer research centers and receives support from multiple industry partners. In this trial, ladiratuzumab vedotin followed by standard chemotherapy as a neo-adjuvant treatment (prior to surgery) is being evaluated for women with newly diagnosed, locally advanced Stage 2 or 3 HER2-negative breast cancer. This trial is anticipated to enroll up to 75 patients in the ladiratuzumab vedotin treatment arm.

Under a clinical collaboration agreement with Genentech, ladiratuzumab vedotin will be evaluated in combination with atezolizumab (Tecentriq) as part of the MORPHEUS trial. The planned phase 1b/2 MORPHEUS trial will evaluate the combination as second-line therapy in patients with metastatic triple negative breast cancer who have not been previously treated with immunotherapy. This multi-arm study is anticipated to enroll up to 45 patients in the ladiratuzumab vedotin arm.

Our Patents and Proprietary Technology

Our owned and licensed patents and patent applications are directed to ADCETRIS, our product candidates, monoclonal antibodies, our ADC and SEA technologies and other antibody-based and/or enabling technologies. We commonly seek patent claims directed to compositions of matter, including antibodies, ADCs, and drug-linkers containing highly potent cell-killing agents, as well as methods of using such compositions. When appropriate, we also seek claims to related technologies, such as methods of using certain sugar analogs utilized in our SEA technology. For ADCETRIS and each of our product candidates, we have filed or expect to file multiple patent applications. We maintain patents and prosecute applications worldwide for technologies that we have out-licensed, such as our ADC technology. Similarly, for partnered products and product candidates, such as ADCETRIS, enfortumab vedotin and tisotumab vedotin, we seek to work closely with our development partners to coordinate patent efforts, including patent application filings, prosecution, term extension, defense and enforcement. As ADCETRIS and our development product candidates advance through research and development, we seek to diligently identify and protect new inventions, such as combination therapies, improvements to methods of manufacturing, and methods of treatment. We also work closely with our scientific personnel to identify and protect new inventions that could eventually add to our development pipeline.

We have the following patents relating to ADCETRIS and our pipeline:

•	For ADCETRIS and our related ADC technology, we own ten patents in the United States and Europe that will expire between 2020 and 2031.

•	For enfortumab vedotin and our related ADC technology, we own, co-own or have licensed rights to ten patents in the United States and Europe that will expire between 2022 and 2031. Of these patents, we own or co-own eight patents and have licensed rights to two patents.

•	For tisotumab vedotin and our related ADC technology, we own, co-own or have licensed rights to ten patents in the United States and Europe that will expire between 2022 and 2032. Of these patents, we own or co-own five patents and have licensed rights to five patents.

•	For ladiratuzumab vedotin and our related ADC technology, we own, co-own or have licensed rights to nine patents in the United States and Europe that will expire between 2020 and 2032. Of these patents, we own or co-own rights to seven patents and have licensed rights to two patents.

•	For denintuzumab mafodotin and our related ADC technology, we own or co-own eleven patents in the United States and Europe that will expire between 2024 and 2029.

•	For SEA-CD40 and our related SEA technology, we own, co-own or have licensed rights to twelve patents in the United States and Europe that will expire between 2019 and 2030. Of these patents, we own or co-own nine patents and have licensed rights to three patents.

The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage as determined by the patent office or courts in the country, and the availability of legal remedies in the country. This list above does not identify all patents that may be related to ADCETRIS and our product candidates. For example, in addition to the listed patents, we have patents on platform technologies (that relate to certain general classes of products or methods), as well as patents that relate to methods of using, manufacturing or administering a product or product candidate, that may confer additional patent protection. We also have pending patent applications that may give rise to new patents related to one or more of these agents.

The information in the above list is based on our current assessment of patents that we own or control or have exclusively licensed. The information is subject to revision, for example, in the event of changes in the law or legal rulings affecting our patents or if we become aware of new information. Significant legal issues remain unresolved as to the extent and scope of available patent protection for biotechnology products and processes in the U.S. and other important markets outside the U.S. We expect that litigation will likely be necessary to determine the term, validity, enforceability, and/or scope of certain of our patents and other proprietary rights. An adverse decision or ruling with respect to one or more of our patents could result in the loss of patent protection for a product and, in turn, the introduction of competitor products or follow-on biologics to the market earlier than anticipated, and could force us to either obtain third-party licenses at a material cost or cease using a technology or commercializing a product.

Patents expire, on a country by country basis, at various times depending on various factors, including the filing date of the corresponding patent application(s), the availability of patent term extension and supplemental protection certificates and requirements for terminal disclaimers. Although we believe our owned and licensed patents and patent applications provide us with a competitive advantage, the patent positions of biotechnology and pharmaceutical companies can be uncertain and involve complex legal and factual questions. We and our corporate collaborators may not be able to develop patentable products or processes or obtain patents from pending patent applications. Even if patent claims are allowed, the claims may not issue. In the event of issuance, the patents may not be sufficient to protect the proprietary technology owned by or licensed to us or our corporate collaborators. Our or our collaborators’ current patents, or patents that issue on pending applications, may be challenged, invalidated, infringed or circumvented. In addition, changes to patent laws in the United States or in other countries may limit our ability to defend or enforce our patents, or may apply retroactively to affect the term and/or scope of our patents. Our patents have been and may in the future be challenged by third parties in post-issuance administrative proceedings or in litigation as invalid, not infringed or unenforceable under U.S. or foreign laws, or they may be infringed by third parties. As a result, we are or may be from time to time involved in the defense and enforcement of our patent or other intellectual property rights in a court of law and administrative tribunals, such as in U.S. Patent and Trademark Office inter partes review or reexamination proceedings, foreign opposition proceedings or related legal and administrative proceedings in the United States and elsewhere. The costs of defending our patents or enforcing our proprietary rights in post-issuance administrative proceedings or litigation may be substantial and the outcome can be uncertain. An adverse outcome may allow third parties to use our proprietary technologies without a license from us or our collaborators. Our and our collaborators’ patents may also be circumvented, which may allow third parties to use similar technologies without a license from us or our collaborators.

Our commercial success depends significantly on our ability to operate without infringing patents and proprietary rights of third parties. Organizations such as pharmaceutical and biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned or licensed to us or to our collaborators. In addition, we are monitoring the progress of multiple pending patent applications of other organizations that, if granted, may require us to license or challenge their validity or enforceability in order to continue commercializing ADCETRIS or to commercialize our product candidates. Our challenges to patents of other organizations may not be successful, which may affect our ability to commercialize ADCETRIS or our product candidates. We cannot determine with certainty whether patents or patent applications of other parties may materially affect our or our collaborators’ ability to make, use or sell ADCETRIS or any other products or product candidates.

We require our scientific personnel to maintain laboratory notebooks and other research records in accordance with our policies, which are designed to strengthen and support our intellectual property protection. In addition to our patented intellectual property, we also rely on trade secrets and other proprietary information, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a proprietary information and inventions assignment agreement before beginning their employment, consulting or advisory relationship with us. These agreements provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of their relationship with us except in limited circumstances. These agreements also provide that we will own all inventions conceived or reduced to practice by the individual in the course of rendering services to us. Our agreements with collaborators require them to have a similar policy and agreements with their employees, consultants and advisors. Our policy and agreements and those of our collaborators may not sufficiently protect our confidential information, or third parties may independently develop equivalent information.

The Proposed Cascadian Acquisition

On January 30, 2018, we and our wholly owned subsidiary, Valley Acquisition Sub, Inc., or Purchaser, a Delaware corporation, entered into a definitive Agreement and Plan of Merger, or the Merger Agreement, with Cascadian pursuant to which we will commence an offer, or the Tender Offer, to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Cascadian at a price of $10.00 per share, payable net to the holder in cash, or the Offer Price, without interest, less any applicable withholding taxes. As soon as practicable following the consummation of the Tender Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Cascadian, or the Merger, pursuant to the provisions of Section 251(h) of the Delaware General Corporation Law, or the DGCL, with no stockholder vote required to consummate the Merger, and Cascadian will survive as our subsidiary. At the effective time of the Merger, any shares of Cascadian common stock not purchased pursuant to the Tender Offer, other than shares owned by stockholders who are entitled to demand and properly demand appraisal rights in accordance with Section 262 of the DGCL and who have otherwise complied with all applicable provisions of Section 262 of the DGCL, and shares owned by us, Purchaser or any other direct or indirect wholly owned subsidiary of us and shares owned by Cascadian or any direct or indirect wholly owned subsidiary of Cascadian, and in each case not held on behalf of third parties, will be automatically converted into the right to receive cash in an amount equal to the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of taxes. We refer to the proposed Tender Offer and Merger together as the Acquisition. The aggregate cash amount we will pay for the shares of Cascadian common stock in the Acquisition is approximately $614.1 million.

The obligations of us and Purchaser to complete the Tender Offer are subject to customary closing conditions, including (i) there being validly tendered and not validly withdrawn prior to the expiration date of the Tender Offer, at least a majority of the outstanding shares of Cascadian common stock on a fully-diluted basis, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or the HSR Act, (iii) the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Tender Offer, (iv) the accuracy of Cascadian’s representations and warranties under the Merger Agreement subject to the materiality standards set forth in the Merger Agreement, (v) the performance by Cascadian of its obligations under the Merger Agreement in all material respects and (vi) since the date of the Merger Agreement, that there will not have occurred (and be continuing) a Company Material Adverse Effect (as defined in the Merger Agreement). Completion of the Merger is conditioned on the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Merger and that Purchaser (or we on Purchaser’s behalf) have accepted for payment and paid for all shares of Cascadian common stock validly tendered (and not validly withdrawn) pursuant to the Tender Offer. Neither the Tender Offer nor the Merger is subject to a financing condition. We expect to consummate the Acquisition in first quarter of 2018. Certain pro forma financial information relating to the Acquisition is incorporated by reference into this prospectus supplement from our Current Report on Form 8-K filed with the SEC on January 31, 2018.

We intend to use the net proceeds of this offering to fund a portion of the costs of the Acquisition. In the event that we do not consummate the Acquisition, we expect to use the net proceeds from this offering for the ongoing commercialization of ADCETRIS in the United States and Canada, our research and development efforts designed to further expand the ADCETRIS label and the advancement of our pipeline of product candidates, as well as for general corporate purposes, including working capital. This offering is not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the Acquisition will be completed or, if completed, that it will be completed within anticipated the time period or on the anticipated terms described in this prospectus supplement. See “Use of Proceeds.”

About Cascadian

Cascadian is a clinical-stage biopharmaceutical company focused on the development of therapeutic products for the treatment of cancer. Cascadian’s goal is to develop and commercialize novel targeted compounds that have the potential to improve the lives and outcomes of cancer patients. Cascadian’s lead clinical-stage product candidate is tucatinib, an oral, HER2-selective small molecule tyrosine kinase inhibitor. Cascadian’s pipeline also includes two preclinical-stage product candidates: CASC-578, a Chk1 kinase inhibitor, and CASC-674, an antibody program against an immuno-oncology target known as TIGIT.

Cascadian’s lead development candidate, tucatinib, is an investigational orally bioavailable, potent tyrosine kinase inhibitor (TKI) that is highly selective for HER2, also known as ErbB2, a growth factor receptor that is over-expressed in approximately 20% of breast cancers. In addition to breast cancer, HER2 is over-expressed in other malignancies, including subsets of bladder, cervical, colorectal, esophageal, gastric, lung and ovarian cancers. Cascadian is currently developing tucatinib for the treatment of HER2-positive (HER2+) metastatic breast cancer. Over-expression of HER2 in breast cancer has been associated historically with increased mortality in early stage disease, decreased time to relapse and increased incidence of metastases. Similarly, the overexpression of HER2 is thought to play an important role in the development and progression of other cancers.

About the Commitment Letter

In connection with the Acquisition, we entered into a commitment letter, or the Commitment Letter, dated as of January 30, 2018, with Barclays Bank PLC and JPMorgan Chase Bank, N.A., together, the Commitment Parties, pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties committed to provide a 364-day senior secured bridge loan facility, or the Bridge Facility, in an aggregate principal amount of up to the lesser of (x) $400,000,000 and (y) 1.3333 multiplied by the “minimum liquidity amount,” as set forth in the Commitment Letter, to fund part of the consideration for the Acquisition and fees and expenses related thereto. Pursuant to the Commitment Letter, the Bridge Facility will be subject to certain customary reductions in amounts upon any public or private issuance or sale by us of our shares, equity interests, bank facilities or debt securities prior to the consummation of the Acquisition. In this regard, we intend to use the net proceeds of this offering to fund a portion of the costs of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. We will pay customary fees and expenses in connection with obtaining the Bridge Facility.

In the event that we are unable to complete the offering or obtain other financing, or the net proceeds to us therefrom are less than $400,000,000, we intend to use the proceeds from the Bridge Facility to finance the portion of the costs of the Acquisition that is not financed by this offering or such other financing.

Loans under the Bridge Facility will bear interest based, at our election, at either a LIBOR rate plus an applicable margin of 6.00% (with LIBOR no less than 1.00%) or a base rate plus an applicable margin of 5.00%. In both cases, the applicable margin will increase by 50 basis points at the end of each three month period after the consummation of the Acquisition.

The Commitment Letter contains certain representations and warranties, affirmative covenants, negative covenants, a minimum liquidity covenant, and events of default, in each case applicable to us and our subsidiaries.

Certain Recent Preliminary Financial Results

Certain of our preliminary unaudited consolidated financial results as of and for the quarter and year ended December 31, 2017 are set forth below. These preliminary financial results are based solely on information available to us as of the date of this prospectus supplement, are unaudited and are subject to completion or further review, and we undertake no obligation to update this information. Accordingly, you should not place undue reliance on these preliminary financial results. The preliminary financial results set forth below are forward-looking statements and may differ from our actual financial results as of and for the quarter and year ended December 31, 2017. See “Special Note Regarding Forward-Looking Statements.” Actual results remain subject to the completion of management’s and our audit committee’s reviews, as well as the completion of our other financial closing procedures and the audit of our consolidated financial statements by our independent registered public accounting firm. Our actual consolidated financial statements and related notes as of and for the year ended December 31, 2017 will not be available until after this offering is completed. During the course of the preparation of our actual consolidated financial statements and related notes, additional items that would require material adjustments to the preliminary financial results presented below may be identified. These preliminary unaudited financial results should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic reports on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. For details on how you can obtain the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The preliminary unaudited consolidated financial results set forth below have been prepared by and are the responsibility of our management. Our independent registered public accounting firm has not audited these preliminary financial results. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. These preliminary financial results are not a comprehensive statement of our financial results as of and for the quarter and year ended December 31, 2017, and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

On January 31, 2018, we announced the following preliminary unaudited consolidated financial results as of and for the quarter and year ended December 31, 2017:

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
Total revenues	$128 million to $130 million	$481 million to $483 million
ADECTRIS net product sales	$82 million to $84 million	$306 million to $308 million

Total revenues increased from the comparable periods in 2016 primarily as a result of increased ADCETRIS net product sales. ADCETRIS net product sales increased from the comparable periods in 2016 primarily due to an increase in sales volume and, to a lesser extent, price increases. The increases in sales volumes in both periods were driven primarily by increased use of ADCETRIS across multiple lines of therapy in Hodgkin lymphoma and for the treatment of other malignancies.

In addition, we announced that as of December 31, 2017, we had approximately $413 million in cash and cash equivalents, and short-term investments. After giving effect to the assumed sale of the $550,000,000 of shares of our common stock offered by us in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our estimated cash and cash equivalents, and short-term investments as of December 31, 2017 would have been approximately $938 million. After giving further effect to our use of the estimated net proceeds of this offering to fund a portion of the aggregate Offer Price of the Acquisition and related estimated Acquisition fees and expenses of $14 million, our estimated cash and cash equivalents, and short-term investments as of December 31, 2017 would have been approximately $309 million. This amount excludes any cash or cash equivalents held by Cascadian.

Company Information

We were incorporated in Delaware on July 15, 1997. Our principal executive offices are located at 21823 30th Drive SE, Bothell, Washington 98021. Our telephone number is (425) 527-4000. Our website address is www.seattlegenetics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. Our website address is included in this document as an inactive textual reference only.

The Offering

Common stock offering by us	shares

Common stock to be outstanding immediately after this offering	shares

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to an additional shares of common stock, solely to cover overallotments.

Use of proceeds	We intend to use the net proceeds of this offering to fund a portion of the costs of the Acquisition. In the event that we do not consummate the Acquisition, we expect to use the net proceeds from this offering for the ongoing commercialization of ADCETRIS in the United States and Canada, our research and development efforts designed to further expand the ADCETRIS label and the advancement of our pipeline of product candidates, as well as for general corporate purposes, including working capital. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors.”

Nasdaq Global Select Market symbol	“SGEN”

The number of shares of our common stock to be outstanding immediately after this offering is based on 143,803,399 shares outstanding as of September 30, 2017 and excludes:

•	12,193,157 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, having a weighted-average exercise price of $34.02 per share;

•	2,276,134 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of September 30, 2017;

•	3,084,828 shares of our common stock reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan as of September 30, 2017; and

•	588,388 additional shares of our common stock reserved for future issuance under our Amended and Restated 2000 Employee Stock Purchase Plan as of September 30, 2017. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

Entities affiliated with one of our directors, Felix Baker, and which together are our largest stockholders, have indicated an interest in purchasing an aggregate of up to approximately 32% of the shares of common stock offered hereby at the price offered to the public. Because these indications of interest are not binding agreements or commitments to purchase, any or all of these entities may elect not to purchase any shares in this offering, or the underwriters may elect not to sell any shares in this offering to any or all of these entities.

Summary Consolidated Financial Data

The tables below present our summary consolidated financial data. The summary consolidated financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 are derived from the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016 that is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2017 that is incorporated by reference in this prospectus supplement and the accompanying prospectus. Results for the nine months ended September 30, 2017 are not necessarily indicative of results to be expected for the full year ended December 31, 2017.

The foregoing information is only a summary and is not necessarily indicative of the results of our future operations. You should read this data together with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic reports on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. For details on how you can obtain the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	Years Ended December 31,			Nine Months Ended September 30,
	2016	2015	2014	2017	2016
	(In thousands, except per share amounts)
				(Unaudited)
Consolidated statements of comprehensive loss data:
Revenues:
Net product sales	$265,766	$226,052	$178,198	$223,841	$194,981
Collaboration and license agreement revenues	84,926	69,770	68,556	82,779	64,148
Royalty revenues	67,455	40,980	40,004	46,025	53,743

Total revenues	418,147	336,802	286,758	352,645	312,872

Costs and expenses:
Cost of sales	28,168	24,476	17,513	24,555	20,272
Cost of royalty revenues	14,149	12,964	11,545	13,900	10,470
Research and development	379,308	294,529	230,743	346,196	271,136
Selling, general and administrative	139,247	125,783	104,320	118,783	97,870

Loss from operations	(142,725)	(120,950)	(77,363)	(150,789)	(86,876)
Investment and other income, net	2,614	464	1,222	84,460	1,903

Net loss	$(140,111)	$(120,486)	$(76,141)	$(66,329)	$(84,973)

Net loss per share—basic and diluted	$(1.00)	$(0.93)	$(0.62)	$(0.46)	$(0.61)

Shares used in computation of net loss per share—basic and diluted	140,746	129,184	123,408	142,876	140,369

	As of December 31,		As of September 30, 2017
	2016	2015
	(In thousands)
			(Unaudited)
Consolidated balance sheet data:
Cash and cash equivalents, and short-term investments	$588,986	$649,651	$450,398
Working capital	586,132	636,793	467,783
Total assets	838,396	895,095	853,083
Stockholders’ equity	634,087	685,911	659,708

Risk Factors

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and all other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to the Acquisition of Cascadian

The completion of the Acquisition is subject to conditions and if these conditions are not satisfied or waived, the Acquisition will not be completed. Failure to consummate the Acquisition could negatively impact our stock price and our future business and financial results.

The obligations of us and Purchaser to complete the Tender Offer are subject to customary closing conditions, including (i) there being validly tendered and not validly withdrawn prior to the expiration date of the Tender Offer, at least a majority of the outstanding shares of Cascadian common stock on a fully-diluted basis, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, or the HSR Act, (iii) the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Tender Offer or the Merger, (iv) the accuracy of Cascadian’s representations and warranties under the Merger Agreement subject to the materiality standards set forth in the Merger Agreement, (v) the performance by Cascadian of its obligations under the Merger Agreement in all material respects and (vi) since the date of the Merger Agreement, that there will not have occurred (and be continuing) a Company Material Adverse Effect. Completion of the Merger is conditioned on the absence of any legal restraint or prohibition that prevents or prohibits the consummation of the Merger and that Purchaser (or we on Purchaser’s behalf) have accepted for payment and paid for all shares of Cascadian common stock validly tendered (and not validly withdrawn) pursuant to the Tender Offer. Neither the Tender Offer nor the Merger is subject to a financing condition. We and Cascadian may terminate the Merger Agreement upon mutual consent, and either we or Cascadian may, subject to certain exceptions set forth in the Merger Agreement, terminate the Merger Agreement if the Tender Offer has not been consummated on or before June 30, 2018, the date agreed by us and Cascadian to be the last permissible date of acceptance of the Tender Offer.

The failure of one or more of the required conditions to be satisfied could delay the completion of the Acquisition for a significant period of time or prevent it from occurring, and we cannot otherwise guarantee that we will be able to complete the Acquisition. If the Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Acquisition, we will be subject to a number of risks, including the following:

•	the price of our common stock may reflect a market assumption that the Acquisition will occur, meaning that a failure to complete the Acquisition could result in a decline in the price of our common stock;

•	time and resources, financial and other, committed by our management to matters relating to the Acquisition and this offering could otherwise have been devoted to pursuing other potentially beneficial opportunities for our company;

•	we may experience negative reactions from the financial markets or from our customers or employees; and

•	we will be required to pay our respective costs relating to the Acquisition, including legal, accounting, financial advisory, financing and printing fees, whether or not the Acquisition is completed subject to our rights to receive certain payments in the event the Merger Agreement is terminated under certain circumstances.

We also could be subject to litigation related to any failure to complete the Acquisition or to perform our obligations under the Merger Agreement, or related to any enforcement proceeding commenced against us. If the

Acquisition is not consummated, these risks may materialize and may adversely affect our business, financial results and stock price. If the Acquisition is not completed, our expected use of the net proceeds from this offering would change and we may not use the proceeds in ways that increase stockholder value or that would be as beneficial to our stockholders as the Acquisition.

Obtaining required regulatory approvals may prevent or delay consummation of the Tender Offer or reduce the anticipated benefits of the Acquisition or may require changes to the structure or terms of the Acquisition.

Consummation of the Tender Offer is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Tender Offer under the HSR Act. At any time before or after the Tender Offer is consummated, governmental authorities, including the Department of Justice, the Federal Trade Commission or U.S. state Attorneys General, could take action under the antitrust laws in opposition to the Acquisition, including seeking to enjoin completion of the Acquisition, imposing additional requirements, limitations or costs on the Acquisition, condition completion of the Acquisition upon the divestiture of assets of Seattle Genetics, Cascadian, our or its subsidiaries or impose restrictions on our post-acquisition operations. If any such requirements, limitations or costs are imposed and the Acquisition is completed, then these could negatively affect our results of operations and financial condition following completion of the Acquisition. Any such requirements or restrictions may delay or prevent consummation of the Tender Offer or may reduce the anticipated benefits of the Acquisition, which could also have an adverse effect on our business, financial condition and results of operations. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

Cascadian will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees and counterparties may have an adverse effect on Cascadian. These uncertainties may impair Cascadian’s ability to retain and motivate key personnel and could cause entities dealing with Cascadian to defer entering into contracts with Cascadian or making other decisions concerning Cascadian or seek to change existing business relationships with Cascadian. If the Acquisition is completed, such changes could negatively affect our results of operations and financing condition and adversely affect our ability to realize benefits from the Acquisition. In addition, if key employees of Cascadian or the Company depart because of uncertainty about their future roles or otherwise, our business could be harmed. These risks may be exacerbated by delays or other adverse developments with respect to the completion of the Acquisition.

We and Cascadian will incur substantial direct and indirect costs as a result of the Acquisition.

We and Cascadian will incur substantial expenses in connection with and as a result of completing the Acquisition and, over a period of time following the completion of the Acquisition, we expect to incur substantial additional expenses in connection with coordinating the businesses, operations, policies and procedures of the combined company. While we have assumed that a certain level of transaction expenses will be incurred, factors beyond our control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

Combining the two companies may be more difficult, costly or time consuming than we anticipate and we may not realize the intended benefits of the acquired business of Cascadian.

Cascadian has operated, and until the completion of the Acquisition, will continue to operate independently of us, with its own business, corporate culture, location, employees and systems. The success of the Acquisition, including anticipated benefits, will depend, in part, on our ability to successfully combine and integrate our business with the business of Cascadian. As a result of the Acquisition, we will operate our existing business, along with the business of Cascadian, as one combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. There may be substantial difficulties, costs and delays involved in the integration of our business with Cascadian, including as a result of challenges relating to the diversion of management’s attention from our ongoing business, the possibility of faulty assumptions underlying expectations regarding the integration process, retaining and attracting business and operational relationships, eliminating duplicative operations and inconsistent standards and procedures and increased or unforeseen liabilities or costs relating to the Acquisition or the Cascadian business. If we experience difficulties with the integration process, the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than expected, which could materially and adversely affect our business, financial condition and results of operations.

If goodwill or other intangible assets that we record in connection with the Acquisition become impaired, our financial position in future periods could be negatively impacted.

In connection with the accounting for the Acquisition, it is expected that we will record a significant amount of intangible assets and may also record goodwill. Under GAAP, we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted. Our results of operations and financial position in future periods could be negatively impacted should future impairments of intangible assets or goodwill occur.

Our and Cascadian’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information incorporated by reference in this prospectus supplement.

The pro forma financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from our and Cascadian’s historical financial statements and certain adjustments and assumptions have been made regarding the combined company after giving effect to the indicated transactions. The assets and liabilities of Cascadian have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. In particular, the pro forma financial information incorporated by reference in this prospectus supplement assumes that we utilize the Bridge Facility to finance a portion of the costs of the Acquisition; however, we intend to use the net proceeds from this offering to fund a portion of the costs of the Acquisition in lieu of any borrowing pursuant to the Bridge Facility. Accordingly, the pro forma financial information does not reflect the actual financing of the Acquisition if this offering is consummated. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, as well as between the assumed and actual financing sources and terms, will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

Other assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing of the Acquisition and related transactions. Any potential decline in our financial condition or results of operations may cause significant variations in the price of our common stock.

Cascadian has a limited operating history and no history of commercializing drug products, and risks and uncertainties related to its business may cause the combined company to underperform relative to expectations.

Cascadian is a clinical-stage biopharmaceutical company with a limited operating history and does not have any products approved for commercial sale, which makes it difficult to evaluate the success of its current business and assess the combined company’s future viability. In addition, Cascadian has incurred significant research and development and other expenses related to its ongoing operations resulting in net losses in every year since its inception other than the year ended December 31, 2008. We anticipate that Cascadian will continue to incur net losses in the future as a result of continued expenditures related to the development and commercialization of its lead product candidate and additional research and development expenditures related to the development and regulatory approval of its other existing and future product candidates. Because Cascadian does not generate any revenue from product sales, following the consummation of the Acquisition, we expect to invest significant time, resources and capital to support the expenditures and on-going operations of the acquired Cascadian business. Such investments would reduce our cash available for our existing operations and other uses and divert significant attention of management that may otherwise be focused on development of our existing business. If we are unable to obtain regulatory approval for Cascadian’s product candidates and effectively commercialize its product candidates, we may not realize any benefit from the Acquisition, resulting in possible impairments or other charges or losses which may materially and adversely affect our results of operations and financial condition. Additionally, the business operations of Cascadian differ from our business operations, and the combined business will have a different business mix than our business prior to the Acquisition, presenting different operational risks and challenges. We expect to rely on the experience and expertise of Cascadian’s existing management team and other key personnel in the development and commercialization of Cascadian’s product candidates. If we were to lose the services of a significant portion or key individuals of this team, such development and commercialization and our financial results could be adversely affected.

The Cascadian business may also face additional risks, including risks relating to (i) the ability to advance the development of tucatinib and Cascadian’s other product candidates through regulatory approval, (ii) competition with companies with more experience and resources in the oncology space and with companies developing other novel targeted therapies for cancers and (iii) maintaining and obtaining intellectual property protection for Cascadian’s product candidates.

Moreover, Cascadian relies on agreements with third parties for its product candidate technology development, manufacture, packaging, supply, and clinical trials. The termination of any of these agreements by the third parties would have an adverse impact on the combined company’s ability to develop and manufacture Cascadian’s product candidates. For example, Cascadian has entered into an exclusive license agreement with Array BioPharma, Inc. for its tucatinib technology. If Array BioPharma were to terminate the license agreement or if the combined company is unable to maintain the exclusivity of that license agreement, the combined company may be unable to continue to develop tucatinib. Additionally, an adverse result in potential future disputes with Cascadian’s licensors and partners, including Array BioPharma, may require the combined company to enter into additional licenses or to incur additional costs in litigation or settlement. Finally, continued development and commercialization of Cascadian’s product candidates may require the combined company to secure licenses to additional technologies, which it may not be able to do on commercially reasonable terms, if at all.

Any or all of the risks described in this prospectus supplement, including the documents incorporated by reference, could materially harm the Cascadian business, which may materially and adversely affect our business, results of operation and financial condition.

Risks Related to Our Business

Our near-term prospects are substantially dependent on ADCETRIS. If we and/or Takeda are unable to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use, our ability to generate significant revenue and our prospects for profitability will be adversely affected.

ADCETRIS is now approved by the FDA and the European Commission for four indications, encompassing several settings for the treatment of relapsed Hodgkin lymphoma, for relapsed sALCL, and for certain types of CTCL. ADCETRIS is our only product approved for marketing and our ability to generate revenue from product sales and our prospects for profitability are substantially dependent on our continued ability to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and our ability to continue to expand its labeled indications of use. We may not be able to fully realize the commercial potential of ADCETRIS for a number of reasons, including:

•	we and/or Takeda may not be able to obtain and maintain regulatory approvals to market ADCETRIS for any additional indications in our respective territories, including for frontline Hodgkin lymphoma or frontline MTCL, or to otherwise continue to expand its labeled indications of use;

•	we and/or Takeda may fail to obtain regulatory approvals for ADCETRIS in the ECHELON-1 treatment setting in our respective territories, notwithstanding the positive data we reported from the ECHELON-1 trial, and even if approved, we and/or Takeda may fail to commercialize ADCETRIS in the ECHELON-1 treatment setting, which would limit our sales of, and the commercial potential of, ADCETRIS;

•	negative or inconclusive results in, or delays in, our ECHELON-2 trial, which would negatively impact, or preclude altogether, our and Takeda’s ability to obtain regulatory approvals and commercialize ADCETRIS in the frontline MTCL indication in our respective territories and which would also limit our sales of, and the commercial potential of, ADCETRIS;

•	results from the ECHELON-1 trial or the ECHELON-2 trial, either of which could be considered confirmatory by the FDA for the relapsed sALCL indication, may fail to sufficiently confirm the clinical benefit of ADCETRIS in relapsed sALCL, which could result in the withdrawal of approval of ADCETRIS in the relapsed sALCL indication and negatively impact our potential future product sales for the relapsed sALCL indication;

•	new competitive therapies, including immuno-oncology agents such as PD-1 inhibitors (e.g., nivolumab and pembrolizumab), have been approved by regulatory authorities or may be submitted in the near term to regulatory authorities for approval in ADCETRIS’ labeled indications, and these competitive products could negatively impact our commercial sales of ADCETRIS;

•	our commercial sales of ADCETRIS could be lower than our projections due to a lower market penetration rate, increased competition by alternative products or biosimilars, or a shorter duration of therapy in patients in ADCETRIS’ approved indications;

•	we may be unable to effectively commercialize ADCETRIS in any new indications for which we receive marketing approval, including in the primary cutaneous anaplastic large cell lymphoma, or pcALCL, or CD30-expressing mycosis fungoides, or MF, indication that was approved in November 2017;

•	there may be additional changes to the label for ADCETRIS, including ADCETRIS’ boxed warning, that further restrict how we market and sell ADCETRIS, including as a result of data collected from our required post-approval study, or as the result of adverse events observed in that study or in other studies, including investigator-sponsored studies and in the post-approval confirmatory studies that Takeda is required to conduct as a condition to the conditional marketing authorization of ADCETRIS granted by the European Commission;

•	we may not be able to establish or demonstrate in the medical community the safety, efficacy, or value of ADCETRIS and its potential advantages compared to existing and future therapeutics in the frontline Hodgkin lymphoma setting and other settings;

•	physicians may be reluctant to prescribe ADCETRIS due to side effects associated with its use or until results from our required post-approval study are available or other long term efficacy and safety data exist;

•	the estimated incidence rate of new patients in ADCETRIS’ approved indications may be lower than our projections;

•	there may be adverse results or events reported in any of the clinical trials that we and/or Takeda are conducting or may in the future conduct for ADCETRIS;

•	we may be unable to continue to effectively market, sell and distribute ADCETRIS;

•	ADCETRIS may be impacted by adverse reimbursement and coverage policies from government and private payers such as Medicare, Medicaid, insurance companies, health maintenance organizations and other plan administrators, or may be subject to pricing pressures enacted by industry organizations or state and federal governments, including as a result of increased scrutiny over pharmaceutical pricing or otherwise;

•	the relative price of ADCETRIS may be higher than alternative treatment options, and therefore its reimbursement may be limited by private and governmental insurers;

•	there may be changed or increased regulatory restrictions;

•	we may not have adequate financial or other resources to effectively commercialize ADCETRIS; and

•	we may not be able to obtain adequate commercial supplies of ADCETRIS to meet demand or at an acceptable cost.

In 2009, we entered into an agreement with Takeda to develop and commercialize ADCETRIS, under which we have commercial rights in the United States and its territories and Canada, and Takeda has commercial rights in the rest of the world. The success of this collaboration and the activities of Takeda will significantly impact the commercialization of ADCETRIS in countries other than the United States and in Canada. In October 2012, Takeda announced that it had received conditional marketing authorization for ADCETRIS from the European Commission for patients with relapsed Hodgkin lymphoma or relapsed sALCL, and has since obtained marketing approvals for ADCETRIS in many other countries. Conditional marketing authorization by the European Commission includes obligations to provide additional clinical data at a later stage to confirm the positive benefit-risk balance. In July 2016, Takeda announced that it had received marketing authorization for ADCETRIS from the European Commission for the treatment of adult patients with CD30-positive Hodgkin lymphoma at increased risk of relapse or progression following autologous stem cell transplant, and in January 2018, Takeda announced that it had received marketing authorization for ADCETRIS from the European Commission for the treatment of adult patients with CD30-positive CTCL after at least one prior systemic therapy. We cannot control the amount and timing of resources that Takeda dedicates to the commercialization of ADCETRIS, or to its marketing and distribution, and our ability to generate revenues from ADCETRIS product sales by Takeda depends on Takeda’s ability to achieve market acceptance of, and to otherwise effectively market, ADCETRIS for its approved indications in Takeda’s territory.

While ADCETRIS product sales have grown over time, and our future plans assume that sales of ADCETRIS will increase, we cannot assure you that, even with the recent expansion to the prescribing label for ADCETRIS in the United States, which now includes the treatment of adult patients with pcALCL or CD30-expressing MF who have received prior systemic therapy, ADCETRIS sales will continue to grow or that we can maintain sales of ADCETRIS at or near current levels. We believe that the level of our ongoing ADCETRIS sales in the United States is largely attributable to the incidence flow of patients eligible for treatment with ADCETRIS. We also believe that the incidence rate of new patients in ADCETRIS’ approved indications is relatively low, particularly when compared to many other oncology indications. In addition, we expect only modest sales growth in the near term as a result of the November 2017 FDA approval of ADCETRIS for the treatment of adult patients with pcALCL or CD30-expressing MF who have received prior systemic therapy, subject to our ability to effectively commercialize ADCETRIS in this indication. For these and other reasons, we expect that our ability to accelerate ADCETRIS sales growth, if at all, will depend primarily on our ability to continue to expand ADCETRIS’ labeled indications of use, particularly with respect to the frontline Hodgkin lymphoma and frontline MTCL indications. Accordingly, we are exploring the use of ADCETRIS as a single agent and in combination therapy regimens earlier in the treatment of Hodgkin lymphoma and MTCL, including sALCL, and in a range of CD30-expressing hematologic lymphomas. This will continue to require additional time and investment in clinical trials, and there can be no assurance that we and/or Takeda will obtain and maintain the necessary regulatory approvals to market ADCETRIS for any additional indications.

In particular, although we reported positive top line data in the ECHELON-1 trial in June 2017, there can be no assurance that either we or Takeda will ultimately obtain regulatory approvals of ADCETRIS in the ECHELON-1 treatment setting in our respective territories, which would limit our sales of, and the commercial potential of, ADCETRIS. Likewise, we may fail to commercialize ADCETRIS in pcALCL or CD30-expressing MF patients or in the ECHELON-1 treatment setting if our sBLA that we submitted in November 2017 is approved by the FDA, either of which would limit our sales of, and the commercial potential of, ADCETRIS. In addition, negative or inconclusive results in our ECHELON-2 trial would negatively impact, or preclude altogether, our and Takeda’s ability to obtain regulatory approvals in the frontline MTCL indication in our respective territories, which would also limit our sales of, and the commercial potential of, ADCETRIS. Moreover, the SPA agreement for the ECHELON-2 trial requires that the trial continue until a specified number of PFS events designated for the trial occurs. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events in the ECHELON-2 trial than anticipated. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in the SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. If we are unable to reach agreement with the FDA and determine to unblind the trial prior to achieving the target number of PFS events as specified in the SPA agreement, the FDA could treat the SPA agreement for ECHELON-2 trial as rescinded. In that event, we would no longer have commitments from the FDA regarding the appropriate design, size and endpoints of the study for regulatory approval, making our ability to obtain regulatory approval of ADCETRIS in the ECHELON-2 treatment setting more uncertain. In addition, earlier unblinding in the ECHELON-2 trial could also negatively impact the likelihood of achieving positive results in the trial sufficient to support regulatory approval. Alternatively, if we are unable to reach agreement with the FDA, we could determine to continue the ECHELON-2 trial until the target number of PFS events specified in the SPA agreement is achieved, which could result in a substantial delay in our ability to conduct the final data analysis from the ECHELON-2 trial.

We and Takeda have formed a collaboration with Ventana under which Ventana is working to develop, manufacture and commercialize a companion diagnostic test with the goal of identifying patients who might respond to treatment with ADCETRIS based on CD30 expression levels in their tissue specimens. The FDA and similar regulatory authorities outside the United States regulate companion diagnostics. Companion diagnostics require separate or coordinated regulatory approval prior to commercialization of the related therapeutic product. In this regard, we expect that concurrent approval of a CD30 companion diagnostic will be required for any approval of ADCETRIS in the frontline MTCL indication. However, Ventana may not be able to successfully develop and obtain regulatory approval for a companion diagnostic to support regulatory approval of ADCETRIS in the frontline MTCL indication in a timely manner or at all. If Ventana is unable to successfully develop a companion diagnostic, or experiences delays in doing so, the development of ADCETRIS in the frontline MTCL indication may be adversely affected, we may fail to receive regulatory approval for ADCETRIS in the frontline MTCL indication and we may not realize the full commercial potential of ADCETRIS. Further, if a companion diagnostic requirement were included in the ADCETRIS label, such a requirement may limit our ability to commercialize ADCETRIS in the applicable setting due to potential label requirements, prescriber practices, constraints on availability of the diagnostic, or other factors.

Even if we and Takeda receive the required regulatory approvals to market ADCETRIS for any additional indications or in additional jurisdictions, we and Takeda may not be able to effectively commercialize ADCETRIS, including for the reasons set forth above. Our ability to grow ADCETRIS product sales in future periods is also dependent on price increases and we periodically increase the price of ADCETRIS. Price increases on ADCETRIS and negative publicity regarding drug pricing and price increases generally, whether on ADCETRIS or products distributed by other pharmaceutical companies, could negatively affect market acceptance of, and sales of, ADCETRIS. In any event, we cannot assure you that price increases we have taken or may take in the future will not in the future negatively affect ADCETRIS sales.

Reports of adverse events or safety concerns involving ADCETRIS or our product candidates could delay or prevent us from obtaining or maintaining regulatory approvals, or could negatively impact sales of ADCETRIS or the prospects for our product candidates.

Reports of adverse events or safety concerns involving ADCETRIS could interrupt, delay or halt clinical trials of ADCETRIS, including the ongoing FDA-required ADCETRIS post-approval confirmatory study as well as the post-approval confirmatory studies that Takeda is required to conduct as a condition to the conditional marketing authorization of ADCETRIS by the European Commission. For example, during 2013 concerns regarding pancreatitis caused an investigator conducting an independent study involving ADCETRIS to temporarily halt enrollment in the trial and to amend the eligibility criteria and monitoring for the trial. Subsequently, we have revised our prescribing information to add pancreatitis as a known adverse event. In addition, reports of adverse events or safety concerns involving ADCETRIS could result in regulatory authorities limiting, denying or withdrawing approval of ADCETRIS for any or all indications, including the use of ADCETRIS for the treatment of patients in its approved indications. For example, there was an increased incidence of febrile neutropenia and peripheral neuropathy in the ADCETRIS plus AVD arm of the ECHELON-1 trial, which could limit, narrow or preclude any approval by the FDA, or could limit prescribing of ADCETRIS in the ECHELON-1 treatment setting if approved by the FDA, both of which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market. There are no assurances that patients receiving ADCETRIS will not experience serious adverse events in the future. Further, there are no assurances that patients receiving ADCETRIS with co-morbid diseases not previously studied, such as autoimmune diseases, will not experience new or different serious adverse events in the future.

Adverse events may negatively impact the sales of ADCETRIS. We may be required to further update the ADCETRIS prescribing information, including boxed warnings, based on reports of adverse events or safety concerns or implement a Risk Evaluation and Mitigation Strategy, or REMS, which could adversely affect ADCETRIS’ acceptance in the market, make competition easier or make it more difficult or expensive for us to distribute ADCETRIS. For example, the prescribing information for ADCETRIS includes pancreatitis, impaired hepatic function, impaired renal function, pulmonary toxicity, and gastrointestinal complications as known adverse events as well as a boxed warning related to the risk that JC virus infection resulting in progressive multifocal leukoencephalopathy, or PML, and death can occur in patients receiving ADCETRIS. Further, based on the identification of future adverse events, we may be required to further revise the prescribing information, including ADCETRIS’ boxed warning, which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market.

Likewise, reports of adverse events or safety concerns involving ADCETRIS or our product candidates could interrupt, delay or halt clinical trials of such product candidates, or could result in our inability to obtain regulatory approvals for any of our product candidates. For example, in June 2017, we discontinued the phase 3 CASCADE clinical trial of SGN-CD33A based on unexpected adverse events following a higher rate of deaths in the SGN-CD33A containing arm versus the control arm of this trial, and the Investigational New Drug application, or IND, for SGN-CD33A was subsequently placed on hold by the FDA. At this time, we have no plans to initiate additional clinical trials of SGN-CD33A. In the future, we may determine to discontinue our SGN-CD33A program altogether, in which case we will not receive any return on our investment in SGN-CD33A. In addition, we are planning or conducting pivotal trials for enfortumab vedotin and tisotumab vedotin based on only limited phase 1 clinical data. There may be important facts about the safety, efficacy, and risk versus benefit of these product candidates that are not known to us at this time which may negatively impact our ability to develop and commercialize these product candidates. In addition, in response to safety events observed in our ongoing clinical trials of enfortumab vedotin and tisotumab vedotin, including patient deaths, we have in the past, and may in the future, institute additional precautionary safety measures such as dosing caps and delays, enhanced monitoring for side effects, and modified patient inclusion and exclusion criteria. Additional and/or unexpected safety events could be observed in these pivotal or other later stage trials that could delay or prevent us from advancing the clinical development of either enfortumab vedotin or tisotumab vedotin and may adversely affect our business, results of operations and prospects.

Concerns regarding the safety of ADCETRIS or our product candidates as a result of undesirable side effects identified during clinical testing or otherwise could cause the FDA to order us to cease further development or commercialization of ADCETRIS or the applicable product candidate. Undesirable side effects caused by ADCETRIS or our product candidates could also result in denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, the requirement of additional trials or the inclusion of unfavorable information in our product labeling, and in turn delay or prevent us from commercializing ADCETRIS or the applicable product candidate. In addition, actual or potential drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete a trial for ADCETRIS or our product candidates or result in potential product liability claims. Any of these events could prevent us from developing or commercializing ADCETRIS or the particular product candidate, and could significantly harm our business, results of operations and prospects.

Even though we and Takeda have obtained regulatory approvals to market ADCETRIS, we and Takeda are subject to extensive ongoing regulatory obligations and review, including post-approval requirements that could result in the withdrawal of ADCETRIS from certain geographic markets in certain indications if such requirements are not met.

ADCETRIS is approved for treating patients in the relapsed sALCL indication under accelerated approval regulations in the U.S., approved with conditions in relapsed Hodgkin lymphoma and sALCL in Canada, and approved under conditional marketing authorization in relapsed Hodgkin lymphoma and sALCL in Europe, in each case under regulations which allow for approval of products for cancer or other serious or life threatening illnesses based on a surrogate endpoint or on a clinical endpoint other than survival or irreversible morbidity. Under these types of approvals, we are subject to certain post-approval requirements, including the requirement to conduct clinical trials to confirm clinical benefit. In the U.S., either the ECHELON-1 trial or the ECHELON-2 trial results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed sALCL and thereby convert the relapsed sALCL accelerated approval to regular approval. In Canada, the ECHELON-1 results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed Hodgkin lymphoma, and the ECHELON-2 results may be sufficient to confirm the clinical benefit of ADCETRIS in relapsed sALCL. In Europe, there are other post approval requirements to convert the conditional marketing authorization for ADCETRIS in relapsed Hodgkin lymphoma and relapsed sALCL into a standard marketing authorization. Our failure to complete a required post-approval study, including the ECHELON-2 trial, or to confirm a clinical benefit could result in the withdrawal of approval of ADCETRIS in the indications for which approval is conditional which would seriously harm our business. Similarly, Takeda’s failure to provide these additional clinical data from confirmatory studies could result in the European Commission withdrawing approval of ADCETRIS in the European Union for certain indications, which would negatively impact anticipated royalty revenue from ADCETRIS sales by Takeda in the European Union and could adversely affect our results of operations.

In addition, we are subject to extensive ongoing obligations and continued regulatory review from applicable regulatory agencies with respect to any product for which we have obtained regulatory approval, including

ADCETRIS in each of its approved indications, such as continued adverse event reporting requirements and the requirement to have some of our promotional materials pre-cleared by the FDA. There may also be additional post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize ADCETRIS in the United States, Canada or potentially other jurisdictions.

We and the manufacturers of ADCETRIS are also required to comply with current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture ADCETRIS, and these facilities are subject to ongoing regulatory inspections. In addition, regulatory agencies subject an approved product, its manufacturer and the manufacturer’s facilities to continual review and inspections, including periodic unannounced inspections. The subsequent discovery of previously unknown problems with ADCETRIS, including adverse events of unanticipated severity or frequency, or problems with the facilities where ADCETRIS is manufactured, may result in restrictions on the marketing of ADCETRIS, up to and including withdrawal of ADCETRIS from the market. If our manufacturing facilities or those of our suppliers fail to comply with applicable regulatory requirements, such noncompliance could result in regulatory action and additional costs to us.

Failure to comply with applicable FDA and other regulatory requirements may subject us to administrative or judicially imposed sanctions, including:

•	issuance of Form FDA 483 notices or Warning Letters by the FDA or other regulatory agencies;

•	imposition of fines and other civil penalties;

•	criminal prosecutions;

•	injunctions, suspensions or revocations of regulatory approvals;

•	suspension of any ongoing clinical trials;

•	total or partial suspension of manufacturing;

•	delays in commercialization;

•	refusal by the FDA to approve pending applications or supplements to approved applications submitted by us;

•	refusals to permit drugs to be imported into or exported from the United States;

•	restrictions on operations, including costly new manufacturing requirements; and

•	product recalls or seizures.

The policies of the FDA and other regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of ADCETRIS in any additional indications or further restrict or regulate post-approval activities. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we or Takeda might not be permitted to market ADCETRIS and our business would suffer.

If we or our collaborators are not able to obtain or maintain required regulatory approvals, we or our collaborators will not be able to successfully commercialize ADCETRIS or our product candidates.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Neither we nor our collaborators are permitted to market our product candidates in the United States or foreign countries until we obtain marketing approval from the FDA or other foreign regulatory authorities, and we or our collaborators may never receive regulatory approval for the commercial sale of any of our product candidates. In addition, part of our strategy is to continue to explore the use of ADCETRIS earlier in the treatment of Hodgkin lymphoma and MTCL and in other CD30-expressing lymphomas, and we are currently conducting multiple clinical trials for ADCETRIS. However, we and/or Takeda may be unable to obtain or maintain any regulatory approvals for the commercial sale of ADCETRIS for any additional indications. Obtaining marketing approval is a lengthy, expensive and uncertain process and approval is never assured, and we have only limited experience in preparing and submitting the applications necessary to gain regulatory approvals. Further, the FDA and other foreign regulatory agencies have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for any product candidate we develop, including any regulatory approvals for the potential commercial sale of ADCETRIS in additional indications or in any additional territories. In this regard, even if we believe the data collected from clinical trials of ADCETRIS and our product candidates are promising, such data may not be sufficient to support approval by the FDA or any other foreign regulatory authority. In addition, the FDA or their advisors may disagree with our interpretations of data from preclinical studies and clinical trials. For example, based on the positive data we reported from the ECHELON-1 trial, we have submitted an sBLA to the FDA for approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma. However, even though our sBLA was accepted by the FDA for Priority Review, the FDA may disagree with our interpretations of the data from the ECHELON-1 trial and/or may otherwise determine not to approve our sBLA submission in a timely manner or at all. Moreover, even though our ECHELON-1 and ECHELON-2 trials are being conducted under SPA agreements with the FDA, this is not a guarantee or indication of approval, and we cannot be certain that the design of, or data collected from, any of our current or potential future clinical trials that were or are being conducted under SPA agreements with the FDA will be sufficient to support FDA approval. Further, a SPA agreement is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement is entered into become evident, other new scientific concerns regarding product safety or efficacy arise, new drugs are approved in the same indication, or if we have failed to comply with the agreed upon trial protocols, including as a result of completing a clinical trial with fewer events than planned. In addition, a SPA agreement may be changed by us or the FDA on written agreement of both parties, and the FDA retains significant latitude and discretion in interpreting the terms of a SPA agreement and the data and results from the applicable clinical trial. For example, even though we believe that the data from the ECHELON-1 trial are supportive of approval of ADCETRIS in the ECHELON-1 treatment setting, our SPA agreement with the FDA covering the ECHELON-1 trial is not a guarantee or indication of approval of ADCETRIS in the ECHELON-1 treatment setting or in any other indications. Regulatory agencies also may approve a product candidate for fewer indications than requested or may grant approval subject to the performance of post-approval studies or REMS for a product candidate. Similarly, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of ADCETRIS in additional indications, including any indications in the ECHELON-1 treatment setting. For example, there was an increased incidence of febrile neutropenia and peripheral neuropathy in the ADCETRIS plus AVD arm of the ECHELON-1 trial, which could limit, narrow or preclude any approval by the FDA, or could limit prescribing of ADCETRIS in the ECHELON-1 treatment setting if approved by the FDA, both of which could negatively impact sales of ADCETRIS or adversely affect ADCETRIS’ acceptance in the market.

In addition, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols and/or related SPA agreements to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to institutional review boards, or IRBs, for reexamination, which may impact the costs, timing or successful completion of a clinical trial. In addition, as part of the U.S. Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on a percentage of all regulatory submissions in a given time frame. In this regard, the sBLA that we submitted to the FDA in November 2017 to seek approval of ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma was accepted for filing and designated for priority review with a PDUFA targeted action date of May 1, 2018. However, the FDA does not always meet its PDUFA targeted action dates and if the FDA were to fail to meet the PDUFA targeted action date for our November 2017 sBLA submission or fail to meet future PDUFA targeted action dates established for ADCETRIS or any of our product candidates, if any, the commercialization of the affected product candidate or of ADCETRIS in any additional indications could be delayed or impaired. Due to these and other factors, ADCETRIS and our product candidates could take a significantly longer time to gain regulatory approvals than we expect or may never gain new regulatory approvals, which could delay or eliminate any potential product revenue from sales of our product candidates or of ADCETRIS in any additional indications, which could significantly delay or prevent us from achieving profitability.

The successful commercialization of ADCETRIS and our product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage and reimbursement levels and pricing policies.

Successful sales of ADCETRIS and any future products will depend, in part, on the extent to which coverage and reimbursement for our products will be available from government and health administration authorities, private health insurers and other third-party payors. To manage healthcare costs, many governments and third-party payors increasingly scrutinize the pricing of new products and require greater levels of evidence of favorable clinical outcomes and cost-effectiveness before extending coverage. In light of such challenges to prices, we cannot be sure that we will achieve and continue to have coverage available for ADCETRIS and any other product candidate that we commercialize and, if available, that the reimbursement rates will be adequate. If we are unable to obtain adequate levels of coverage and reimbursement for our product candidates, their marketability will be negatively and materially impacted. For example, even if we are able to obtain approval of our sBLA submission to the FDA to expand the labeled indications of use for ADCETRIS to the frontline advanced Hodgkin lymphoma setting based on our ECHELON-1 trial data, we cannot be certain that third-party payors will provide reimbursement for ADCETRIS in that indication based on the relative price or perceived benefit of ADCETRIS as compared to alternative treatment options, which may materially harm our ability to maintain or increase sales of ADCETRIS or may otherwise negatively affect future ADCETRIS sales.

Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. In addition, obtaining and maintaining adequate coverage and reimbursement status is time-consuming and costly. Third-party payors may deny coverage and reimbursement status altogether of a given drug product, or cover the product but may also establish prices at levels that are too low to enable us to realize an appropriate return on our investment in product development. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Because the rules and regulations regarding coverage and reimbursement change frequently, in some cases at short notice, even when there is favorable coverage and reimbursement, future changes may occur that adversely impact the favorable status.

The unavailability or inadequacy of third-party coverage and reimbursement could have a material adverse effect on the market acceptance of ADCETRIS and any of our future products and the future revenues we may expect to receive from those products. In addition, we are unable to predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on our business. Continuing negative publicity regarding pharmaceutical pricing practices and ongoing presidential and congressional focus on this issue create significant uncertainty regarding regulation of the healthcare industry and third-party coverage and reimbursement. If healthcare policies or reforms intended to curb healthcare costs are adopted or if we experience negative publicity with respect to pricing of ADCETRIS or the pricing of pharmaceutical products generally, the prices that we charge for ADCETRIS and any future approved products may be limited, our commercial opportunity may be limited and/or our revenues from sales of ADCETRIS and any future approved products may be negatively impacted.

We do not have sole control of the development and commercialization of enfortumab vedotin and tisotumab vedotin, and we have limited data on the safety and efficacy of these drug candidates

We and our collaborators, Astellas and Genmab respectively, have elected to pursue accelerated development and approval pathways for enfortumab vedotin and tisotumab vedotin. We have initiated a pivotal clinical trial for enfortumab vedotin and intend to initiate a pivotal clinical trial for tisotumab vedotin, in each case based on only limited phase 1 clinical data. There may be important facts about the safety, efficacy, and risk versus benefit of these product candidates that are not known to us at this time which may negatively impact our ability to develop and commercialize these product candidates. In response to safety events observed in our ongoing clinical trials of enfortumab vedotin and tisotumab vedotin, including patient deaths, we have in the past, and may in the future, institute additional precautionary safety measures such as dosing caps and delays, enhanced monitoring for side effects, and modified patient inclusion and exclusion criteria. In addition, enfortumab vedotin and tisotumab vedotin may fail to demonstrate sufficient efficacy in our pivotal trials despite the results observed in previous trials. Additional and/or unexpected safety events or our failure to generate additional efficacy data in our clinical trials that support registration could significantly impact the value of enfortumab vedotin and tisotumab vedotin to our business. Moreover, because control of development and commercialization is shared with our collaborators, we do not have sole discretion and control over the development and commercialization of these product candidates.

Healthcare law and policy changes may have a material adverse effect on us

In March 2010, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively PPACA, became law in the United States. PPACA substantially changed the way healthcare is financed by both governmental and private insurers and significantly affects the pharmaceutical industry. The provisions of PPACA of greatest importance to the pharmaceutical industry include increased Medicaid rebates, expanded Medicaid eligibility, extension of Public Health Service eligibility, annual fees payable by manufacturers and importers of branded prescription drugs, annual reporting of financial relationships with physicians and teaching hospitals, and a new Patient-Centered Outcomes Research Institute. Many of these provisions have had the effect of reducing the revenue generated by our sales of ADCETRIS and will have the effect of reducing any revenue generated by sales of any future commercial products we may have.

Certain provisions of the PPACA have been subject to judicial and Congressional challenges, as well as efforts by the Trump administration to repeal or replace certain aspects of the PPACA. For example, on January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the PPACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the PPACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In Congress, the U.S. House of Representatives passed PPACA replacement legislation known as the American Health Care Act of 2017 in May 2017, which was not introduced in the Senate. More recently, the Senate Republicans have proposed multiple bills to repeal or repeal and replace portions of the PPACA. Although none of these measures have been enacted, Congress may consider other legislation to repeal or replace certain elements of the PPACA. While Congress has not passed repeal or replace legislation, the tax reform legislation signed into law on December 22, 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On October 12, 2017, President Trump signed another Executive Order directing certain federal agencies to propose regulations or guidelines to permit small businesses to form association health plans, expand the availability of short-term, limited duration insurance, and expand the use of health reimbursement arrangements, which may circumvent some of the requirements for health insurance mandated by the PPACA. In addition, citing legal guidance from the U.S. Department of Justice, the U.S. Department of Health and Human Services, has concluded that cost-sharing reduction, or CSR, payments to insurance companies required under the PPACA have not received necessary appropriations from Congress and announced that it will discontinue these payments immediately until such appropriations are made. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the PPACA. While Congress is considering legislation to appropriate funds for CSR payments the future of that legislation is uncertain. We continue to evaluate the effect that the PPCCA and its possible repeal and replacement has on our business.

In addition, we anticipate that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and an additional downward pressure on the price that we receive for ADCETRIS or any future approved product, which may harm our business. For example, increased discounts, rebates or chargebacks may be mandated by governmental or private insurers or fee caps and pricing pressures could be enacted by industry organizations or state and federal governments, any of which could significantly affect the revenue generated by sales of our products, including ADCETRIS. In addition, drug-pricing by pharmaceutical companies has come under increased scrutiny. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing by requiring drug companies to notify insurers and government regulators of price increases and to provide an explanation as to the reasons for the increase, reduce the out-of-pocket cost of prescription drugs, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. We expect further federal and state legislation and healthcare reforms to continue to be proposed to control increasing healthcare costs and to control the rising cost of prescription drugs. These proposals, if implemented, could limit the price for ADCETRIS or any future approved products. Commercial opportunity could be negatively impacted by legislative action that controls pricing, mandates price negotiations, or increases government discounts and rebates.

Also, price increases on ADCETRIS and negative publicity regarding drug pricing and price increases generally, whether on ADCETRIS or products distributed by other pharmaceutical companies, could negatively affect market acceptance of, and sales of, ADCETRIS. In addition, although ADCETRIS is approved in the European Union, Japan and other countries outside of the United States, government austerity measures or further healthcare reform measures and pricing pressures in other countries could adversely affect demand and pricing for ADCETRIS, which would negatively impact anticipated royalty revenue from ADCETRIS sales by Takeda.

Other legislative changes have also been proposed and adopted since PPACA was enacted. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes a 2% reduction in Medicare provider payments paid under Medicare Part B to physicians for physician-administered drugs, such as certain oral oncology drugs, which went into effect in April 2013 and, following passage of the Bipartisan Budget Act of 2015, will remain in effect through 2025 unless additional congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, legislation has been proposed to shorten the period of biologic data and market exclusivity granted by the FDA. If such legislation is enacted, we may face competition from biosimilars of ADCETRIS or any future approved products earlier than otherwise would have occurred. Increased competition may negatively impact coverage and pricing of ADCETRIS, which could negatively affect our financial condition or results of operations.

We expect to experience pricing pressures in connection with the sale of ADCETRIS due to the trend toward managed healthcare, and additional legislative proposals. For example, the PPACA increased the mandated Medicaid rebate from 15.1% to 23.1%, expanded the rebate to Medicaid managed care utilization and increased the types of entities eligible for the federal 340B drug discount program. On January 30, 2017, the White House Office of Management and Budget withdrew the draft August 2015 Omnibus Guidance document that was issued by the Department of Health and Human Services Health Resources and Services Administration, or HRSA, that addressed a broad range of topics including, among other items, the definition of a patient’s eligibility for 340B drug pricing. However, as concerns continue to grow over the need for tighter oversight, there remains the possibility that HRSA or other agency under the Department of Health and Human Services, or HHS, will propose a similar regulation or that Congress will explore changes to the 340B program through legislation. For example, the Centers for Medicare & Medicaid Services has issued a proposed rule that would revise the Medicare hospital outpatient prospective payment system, including a new reimbursement methodology for drugs purchased under the 340B program for Medicare patients. In addition, HHS has currently set July 1, 2018 for implementation of the final rule setting forth the calculation of the ceiling price and application of civil monetary penalties under the 340B program. A significant portion of ADCETRIS purchases are eligible for 340B drug pricing, and therefore an expansion of the 340B program or reduction in 340B pricing, whether in the form of the final rule or otherwise, would likely have a negative impact on our net sales of ADCETRIS.

We cannot predict what healthcare reform initiatives may be adopted in the future. However, we anticipate that Congress, state legislatures, and third-party payors may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation or policy changes or implementations effecting additional fundamental changes in the healthcare delivery system. We also expect ongoing initiatives to increase pressure on drug pricing. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of any such potential legislation; however, such changes or the ultimate impact of changes could negatively affect our revenue or sales of ADCETRIS or any potential future approved products.

Enhanced governmental and private scrutiny over, or investigations or litigation involving, pharmaceutical manufacturer donations to patient assistance programs offered by charitable foundations may require us to modify our programs and could negatively impact our business practices, harm our reputation, divert the attention of management and increase our expenses.

To help patients afford our products, we have a patient assistance program and also occasionally make donations to independent charitable foundations that help financially needy patients. These types of programs designed to assist patients in affording pharmaceuticals have become the subject of scrutiny. In recent years, some pharmaceutical manufacturers were named in class action lawsuits challenging the legality of their patient assistance programs and support of independent charitable patient support foundations under a variety of federal and state laws. At least one insurer also has directed its network pharmacies to no longer accept manufacturer co-payment coupons for certain specialty drugs the insurer identified. Our patient assistance program and support of independent charitable foundations could become the target of similar litigation.

In addition, there has been regulatory review and enhanced government scrutiny of donations by pharmaceutical companies to patient assistance programs operated by charitable foundations. For example, the Office of Inspector General of the U.S. Department of Health & Human Services, or OIG, has established specific guidelines permitting pharmaceutical manufacturers to make donations to charitable organizations who provide co-pay assistance to Medicare patients, provided that such organizations are bona fide charities, are entirely independent of and not controlled by the manufacturer, provide aid to applicants on a first-come basis according to consistent financial criteria, and do not link aid to use of a donor’s product. If we or our vendors or donation recipients are deemed to fail to comply with laws or regulations in the operation of these programs, we could be subject to damages, fines, penalties or other criminal, civil or administrative sanctions or enforcement actions. Further, numerous organizations, including pharmaceutical manufacturers, have received subpoenas from the OIG and other enforcement authorities seeking information related to their patient assistance programs and support. We cannot ensure that our compliance controls, policies and procedures will be sufficient to protect against acts of our employees, business partners or vendors that may violate the laws or regulations of the jurisdictions in which we operate. Regardless of whether we have complied with the law, a government investigation could negatively impact our business practices, harm our reputation, divert the attention of management and increase our expenses.

Clinical trials are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.

We are currently conducting multiple clinical trials for ADCETRIS and our product candidates and we plan to commence additional trials of ADCETRIS and our product candidates in the future. We are also conducting a pivotal phase 2 trial of enfortumab vedotin with Astellas for locally advanced or metastatic urothelial cancer patients who have been previously treated with checkpoint inhibitor therapy, and are planning to conduct a pivotal phase 2 trial of tisotumab vedotin with Genmab in patients with recurrent and/or metastatic cervical cancer, in each case based on only limited phase 1 clinical data. Neither enfortumab vedotin nor tisotumab vedotin have previously been evaluated in later stage clinical trials and we cannot be certain that the design of, or data collected from, these trials will be adequate to demonstrate the safety and efficacy of enfortumab vedotin or tisotumab vedotin, or will otherwise be sufficient to support FDA or any foreign regulatory approvals.

Each of our clinical trials requires the investment of substantial expense and time and the timing of the commencement, continuation and completion of these clinical trials may be subject to significant delays relating to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delays in accumulating the required number of clinical events for data analyses, delay or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of available drug supply. For example, the SPA agreement for the ECHELON-2 trial requires that the trial continue until a specified number of PFS events designated for the trial occurs. Based on reviews of pooled, blinded data, we have observed a lower rate of reported PFS events than anticipated. We plan to discuss with the FDA the potential to unblind the trial prior to achieving the target number of PFS events specified in the SPA agreement. We cannot predict the outcome of those discussions or whether we would be able to reach agreement with the FDA. If we are unable to reach agreement with the FDA and determine to unblind the trial prior to achieving the target number of PFS events as specified in the SPA agreement, the FDA could treat the SPA agreement for ECHELON-2 trial as rescinded. In that event, we would no longer have commitments from the FDA regarding the appropriate design, size and endpoints of the study for regulatory approval, making our ability to obtain regulatory approval of ADCETRIS in the ECHELON-2 treatment setting more uncertain. In addition, earlier unblinding in the ECHELON-2 trial could also negatively impact the likelihood of achieving positive results in the trial sufficient to support regulatory approval. Alternatively, if we are unable to reach agreement with the FDA, we could determine to continue the ECHELON-2 trial until the target number of PFS events specified in the SPA agreement is achieved, which could result in a substantial delay in our ability to conduct the final data analysis from the ECHELON-2 trial.

Additionally, patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials, perceived side effects and the availability of alternative or new treatments. Many of our future and ongoing clinical trials are being or will be coordinated or conducted with Takeda, Astellas, Genmab and other collaborators, which may delay the commencement or affect the continuation or completion of these trials. From time to time, we have experienced enrollment-related delays in clinical trials and we will likely continue to experience similar delays in our current and future trials. We depend on medical institutions and clinical research organizations, or CROs, to conduct some of our clinical trials in compliance with Good Clinical Practice, or GCP, and to the extent they fail to enroll patients for our clinical trials, fail to conduct our trials in accordance with GCP, or are delayed for a significant time in achieving full enrollment, we may be affected by increased costs, program delays or both, which may harm our business. In addition, we conduct clinical trials in foreign countries which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the engagement of foreign CROs, as well as expose us to risks associated with less experienced clinical investigators who are unknown to the FDA, different standards of medical care, and foreign currency transactions insofar as changes in the relative value of the U.S. dollar to the foreign currency where the trial is being conducted may impact our actual costs.

Clinical trials must be conducted in accordance with FDA or other applicable foreign government guidelines and are subject to oversight by the FDA, other foreign governmental agencies, the data safety monitoring boards for such trials and the IRBs or Ethics Committees for the institutions in which such trials are being conducted. In addition, clinical trials must be conducted with supplies of ADCETRIS or our product candidates produced under cGMP and other requirements in foreign countries, and may require large numbers of test patients. We or our collaborators, the FDA, other foreign governmental agencies or the applicable data safety monitoring boards, IRBs and Ethics Committees could delay, suspend, halt or modify our clinical trials of ADCETRIS or any of our product candidates, and we, our collaborators and/or the FDA could terminate or modify any related SPA agreements, for numerous reasons, including:

•	ADCETRIS or the applicable product candidate may have unforeseen safety issues or adverse side effects, including fatalities, or a determination may be made that a clinical trial presents unacceptable health risks;

•	deficiencies in the conduct of the clinical trial, including failure to conduct the clinical trial in accordance with regulatory requirements, GCP or clinical protocols;

•	problems, errors or other deficiencies with respect to data collection, data processing and analysis;

•	deficiencies in the clinical trial operations or trial sites resulting in the imposition of a clinical hold;

•	the time required to determine whether ADCETRIS or the applicable product candidate is effective may be longer than expected;

•	fatalities or other adverse events arising during a clinical trial due to medical problems that may not be related to clinical trial treatments;

•	ADCETRIS or the applicable product candidate may not appear to be more effective than current therapies;

•	the quality or stability of ADCETRIS or the applicable product candidate may fall below acceptable standards;

•	our inability and the inability of our collaborators to produce or obtain sufficient quantities of ADCETRIS or the applicable product candidate to complete the trials;

•	our inability and the inability of our collaborators to reach agreement on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	our inability and the inability of our collaborators to obtain IRB or Ethics Committee approval to conduct a clinical trial at a prospective site;

•	changes in governmental regulations or administrative actions that adversely affect our ability and the ability of our collaborators to continue to conduct or to complete clinical trials;

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	our inability and the inability of our collaborators to recruit and enroll patients to participate in clinical trials for reasons including competition from other clinical trial programs for the same or similar indications;

•	our inability and the inability of our collaborators to retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues, or who are lost to further follow-up; or

•	our inability and the inability of our collaborators to ensure adequate statistical power to detect statistically significant treatment effects, whether through our inability to enroll or retain patients in trials or because the specified number of events designated for a completed trial have not occurred.

In addition, we or our collaborators may experience significant setbacks in advanced clinical trials, even after promising results in earlier trials, including unexpected adverse events that may occur when our product candidates are combined with other therapies. For example, in June 2017, we suspended patient enrollment and treatment in all SGN-CD33A trials and discontinued the phase 3 CASCADE clinical trial of SGN-CD33A in frontline older acute myeloid leukemia, or AML, patients, following a higher rate of deaths in the SGN-CD33A containing arm versus the control arm of this trial, and the IND for SGN-CD33A was subsequently placed on hold by the FDA. At this time, we have no plans to initiate additional clinical trials of SGN-CD33A. In the future, we may determine to discontinue our SGN-CD33A program altogether, in which case we will not receive any return on our investment in SGN-CD33A.

Negative or inconclusive clinical trial results could adversely affect our ability and the ability of our collaborators to obtain regulatory approvals of our product candidates or to market ADCETRIS and/or expand ADCETRIS into additional indications. In particular, negative or inconclusive results in our ECHELON-2 trial would negatively impact or preclude altogether, our and Takeda’s ability to obtain regulatory approvals in the frontline MTCL indication in our respective territories, which would limit our sales of, and the commercial potential of, ADCETRIS. In addition, clinical trial results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. For example, although we reported positive top line data in our ECHELON-1 trial, regulatory agencies, including the FDA, or their advisors, may disagree with our interpretations of data from the ECHELON-1 trial and may not approve the expansion of ADCETRIS’ labeled indications of use based on the results of the ECHELON-1 trial or any other of our clinical trials. Adverse medical events during a clinical trial, including patient fatalities, could cause a trial to be redone or terminated, require us to cease development of a product candidate or the further development or commercialization of ADCETRIS, result in our failure to expand ADCETRIS into additional indications, adversely affect our ability to market ADCETRIS, and may result in other negative consequences to us, including the inclusion of unfavorable information in our product labeling. Further, some of our clinical trials are overseen by an IDMC, and an IDMC may determine to delay or suspend one or more of these trials due to safety or futility findings based on events occurring during a clinical trial. In addition, we may be required to implement additional risk mitigation measures that could require us to suspend our clinical trials if certain safety events occur.

We depend on collaborative relationships with other companies to assist in the research and development of ADCETRIS and for the development and commercialization of product candidates utilizing or incorporating our technologies. If we are not able to locate suitable collaborators or if our collaborators do not perform as expected, this may negatively affect our ability to commercialize ADCETRIS, develop other product candidates and/or generate revenues through technology licensing, or may otherwise negatively affect our business.

We have established collaborations with third parties to develop and market ADCETRIS and some of our current and future product candidates. For example, we entered into a collaboration agreement with Takeda in December 2009 that granted Takeda rights to develop and commercialize ADCETRIS outside of the United States and Canada. In addition, we have entered into 50/50 co-development collaborations with Astellas for the development of enfortumab vedotin, and with Genmab for the development of tisotumab vedotin. We are also collaborating with BMS with respect to the CHECKMATE 812 pivotal phase 3 clinical trial evaluating the combination of Opdivo (nivolumab) with ADCETRIS for the treatment of relapsed or refractory, or transplant-ineligible, advanced classical Hodgkin lymphoma. In addition, we have ADC collaborations with AbbVie, Bayer, Celldex, Genentech, GSK, Pfizer and Progenics, and we have entered into a collaboration agreement with Unum to develop and commercialize novel ACTR therapies incorporating our antibodies for the treatment of cancer. Our dependence on collaborative arrangements to assist in the development and commercialization of ADCETRIS and for the development and commercialization of product candidates utilizing or incorporating our technologies subjects us to a number of risks, including:

•	we are not able to control the amount and timing of resources that our collaborators devote to the development or commercialization of products and product candidates utilizing or incorporating our technologies, or to their marketing and distribution;

•	disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of the applicable products and product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	with respect to collaborations under which we have an active role, such as our ADCETRIS collaboration and our 50/50 co-development agreements with Astellas and Genmab, we may have differing opinions or priorities than our collaborators, or we may encounter challenges in joint decision making, which may result in the delay or termination of the research, development or commercialization of the applicable products and product candidates, including ADCETRIS, enfortumab vedotin and tisotumab vedotin;

•	our current and potential future collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	significant delays in the development of product candidates by current and potential collaborators could allow competitors to bring products to market before product candidates utilizing or incorporating our technologies are approved and impair the ability of current and potential future collaborators to effectively commercialize these product candidates;

•	our relationships with our collaborators may divert significant time and effort of our scientific staff and management team and require the effective allocation of our resources to multiple internal collaborative projects;

•	our current and potential future collaborators may not be successful in their efforts to obtain regulatory approvals in a timely manner, or at all;

•	our current and potential future collaborators may receive regulatory sanctions relating to other aspects of their business that could adversely affect the development, approval or commercialization of the applicable products or product candidates;

•	our current and potential future collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect such party’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborators that are developed by such collaborator either independently or in collaboration with others, including our competitors;

•	our current and potential collaborators may experience financial difficulties; and

•	our collaborations may be terminated, breached or allowed to expire, or our collaborators may reduce the scope of our agreements with them, which could have a material adverse effect on our financial position by reducing or eliminating the potential for us to receive technology access and license fees, milestones and royalties, and/or reimbursement of development costs, and which could require us to devote additional efforts and to incur the additional costs associated with pursuing internal development and commercialization of the applicable products and product candidates.

If our collaborative arrangements are not successful as a result of any of the above factors, or any other factors, then our ability to advance the development and commercialization of the applicable products and product candidates and to otherwise generate revenue from these arrangements and to become profitable will be adversely affected, and our business and business prospects may be materially harmed. In particular, if Takeda were to terminate the ADCETRIS collaboration, which it may do for any reason upon prior written notice to us, we would not receive milestone payments, co-funded development payments or royalties for the sale of ADCETRIS outside the United States and Canada. As a result of such termination, we may have to engage another collaborator to complete the ADCETRIS development process and to commercialize ADCETRIS outside the United States and Canada, or to complete the development process and undertake commercializing ADCETRIS outside the United States and Canada ourselves, either of which could significantly delay the continued development and commercialization of ADCETRIS and increase our costs. Similarly, both Astellas and Genmab have the right to opt-out of their co-development obligations relating to enfortumab vedotin and tisotumab vedotin, respectively. If either Astellas or Genmab were to opt-out of their co-development collaborations with us, this would significantly delay the development of the impacted product candidate and increase our costs. Any of these events could significantly harm our financial position, adversely affect our stock price and require us to incur all the costs of developing and commercializing ADCETRIS, enfortumab vedotin or tisotumab vedotin, which are now being co-funded by our collaboration partners. In the future, we may not be able to locate third-party collaborators to develop and market products and product candidates utilizing or incorporating our technologies, and we may lack the capital and resources necessary to develop and market these products and product candidates alone.

We face intense competition and rapid technological change, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many third parties compete with us in developing various approaches to treating cancer. They include pharmaceutical companies, biotechnology companies, academic institutions and other research organizations.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approval and marketing than we do. In addition, many of these competitors are active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to our programs.

With respect to ADCETRIS, there are several other FDA-approved drugs for its approved indications. Bristol-Myers Squibb’s nivolumab (Opdivo) and Merck’s pembrolizumab (Keytruda) are approved for the treatment of certain patients with relapsed or refractory classical Hodgkin lymphoma, and Celgene’s romidepsin (Istodax) and Spectrum Pharmaceuticals’ pralatrexate (Folotyn) and belinostat (Beleodaq) are approved for relapsed or refractory sALCL among other T-cell lymphomas. The competition ADCETRIS faces from these and other therapies is intensifying. Additionally, Merck is conducting a phase 3 clinical trial in relapsed or refractory classical Hodgkin lymphoma comparing pembrolizumab (Keytruda) with ADCETRIS. If this clinical trial demonstrates that pembrolizumab is more effective than ADCETRIS in that treatment setting, our sales of ADCETRIS would be negatively impacted. We are also aware of multiple investigational agents that are currently being studied, including Roche’s atezolizumab, Pfizer’s avelumab, and Kyowa’s mogamulizumab, which, if successful, may compete with ADCETRIS in the future. Data have also been presented on several developing technologies, including bispecific antibodies and CAR modified T-cell therapies that may compete with ADCETRIS in the future. Further, there are many competing approaches used in the treatment of patients in ADCETRIS’ four approved indications, including autologous hematopoietic stem cell transplant, allogeneic stem cell transplant, combination chemotherapy, clinical trials with experimental agents and single-agent regimens.

With respect to enfortumab vedotin, treatment in second line metastatic urothelial cancer is limited to CPI monotherapy or generic chemotherapy. There are other investigational agents that, if approved, could be competitive with enfortumab vedotin, including Immunomedics’ sacituzumab govitecan and Lilly’s ramucirumab.

With respect to tisotumab vedotin, we are aware of other companies that currently have products in development for the treatment of late-stage cervical cancer which could be competitive with tisotumab vedotin, including Agenus, Astrazeneca, Bristol-Myers Squibb, Immunomedics, Innovent Biologics, Merck, and Roche. In addition, several CPIs that are FDA-approved in other treatment settings are being explored for the treatment of late-stage cervical cancer in ongoing phase 2 clinical trials.

Many other pharmaceutical and biotechnology companies are developing and/or marketing therapies for the same types of cancer that our product candidates are designed and being developed to treat. For example, we believe that companies including AbbVie, ADC Therapeutics, Affimed, Agios, Amgen, Astellas, Bayer, Biogen, Bristol-Myers Squibb, Celgene, Eisai, Genentech, GSK, Gilead, ImmunoGen, Immunomedics, Infinity, Karyopharm, MedImmune, MEI Pharma, Merck, Novartis, Pfizer, Sanofi-Aventis, Spectrum Pharmaceuticals, Takeda, Teva, and Xencor are developing and/or marketing products or technologies that may compete with ours. In addition, our ADC collaborators may develop compounds utilizing our technology that may compete with product candidates that we are developing.

We are aware of other companies that have technologies that may be competitive with ours, including Astellas, AstraZeneca, Bristol-Myers Squibb, ImmunoGen, Immunomedics, MedImmune, Mersana and Pfizer, all of which have ADC technology. ImmunoGen has several ADCs in development that may compete with our product candidates. ImmunoGen has also established partnerships with other pharmaceutical and biotechnology companies to allow those other companies to utilize ImmunoGen’s technology, including Sanofi-Aventis, Genentech, Novartis, Takeda and Lilly. We are also aware of a number of companies developing monoclonal antibodies directed at the same antigen targets or for the treatment of the same diseases as our product candidates. For example, we believe Amgen and Xencor have anti-CD19 programs that may be competitive with our product candidates.

In addition, in the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biological products that are demonstrated to be “highly similar” or “biosimilar” to or “interchangeable” with an FDA-approved biological product. This pathway allows competitors to reference the FDA’s prior approvals regarding innovative biological products and data submitted with a BLA to obtain approval of a biosimilar application 12 years after the time of approval of the innovative biological product. The 12-year exclusivity period runs from the initial approval of the innovator product and not from approval of a new indication. In addition, the 12-year exclusivity period does not prevent another company from independently developing a product that is highly similar to the innovative product, generating all the data necessary for a full BLA and seeking approval. Exclusivity only assures that another company cannot rely on the FDA’s prior approvals in approving a BLA for an innovator’s biological product to support the biosimilar product’s approval. Further, under the FDA’s current interpretation, it is possible that a biosimilar applicant could obtain approval for one or more of the indications approved for the innovator product by extrapolating clinical data from one indication to support approval for other indications. The FDA approved the first biosimilar product in the United States in May 2015. In the European Union, the European Commission has granted marketing authorizations for several biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued since 2005. We are aware of many pharmaceutical and biotechnology and other companies that are actively engaged in research and development of biosimilars or interchangeable products.

It is possible that our competitors will succeed in developing technologies that are more effective than ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates or that would render our technology obsolete or noncompetitive, or will succeed in developing biosimilar or interchangeable products for ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates. We anticipate that we will continue to face increasing competition in the future as new companies enter our market and scientific developments surrounding biosimilars and other cancer therapies continue to accelerate. We cannot predict to what extent the entry of biosimilars or other competing products will impact potential future sales of ADCETRIS, enfortumab vedotin, tisotumab vedotin or our other product candidates.

Our operating results are difficult to predict and may fluctuate. If our operating results are below the expectations of securities analysts or investors, the trading price of our stock could decline.

Our operating results are difficult to predict and may fluctuate significantly from quarter to quarter and year to year. In addition, although we provide sales guidance for ADCETRIS from time to time, you should not rely on ADCETRIS sales results in any period as being indicative of future performance. Such guidance is based on assumptions that may be incorrect or that may change from quarter to quarter. Sales of ADCETRIS have, on occasion, been below the expectations of securities analysts and investors and have been below prior period sales, and sales of ADCETRIS in the future may also be below prior period sales, our own guidance and/or the expectations of securities analysts and investors. To the extent that we do not meet our guidance or the expectations of analysts or investors, our stock price may be adversely impacted, perhaps significantly. We believe that our quarterly and annual results of operations may be affected by a variety of factors, including:

•	customer ordering patterns for ADCETRIS, which may vary significantly from period to period;

•	the overall level of demand for ADCETRIS, including the impact of any competitive or biosimilar products and the duration of therapy for patients receiving ADCETRIS;

•	the extent to which coverage and reimbursement for ADCETRIS is available from government and health administration authorities, private health insurers, managed care programs and other third-party payers;

•	changes in the amount of deductions from gross sales, including government-mandated rebates, chargebacks and discounts that can vary because of changes to the government discount percentage, including increases in the government discount percentage resulting from price increases we have taken or may take in the future, or due to different levels of utilization by entities entitled to government rebates and discounts and changes in patient demographics;

•	increases in the scope of eligibility for customers to purchase ADCETRIS at the discounted government price or to obtain government-mandated rebates on purchases of ADCETRIS;

•	changes in our cost of sales;

•	the incidence rate of new patients in ADCETRIS’ approved indications;

•	the timing, cost and level of investment in our sales and marketing efforts to support ADCETRIS sales;

•	the timing, cost and level of investment in our research and development and other activities involving ADCETRIS, enfortumab vedotin, tisotumab vedotin and our product candidates by us or our collaborators;

•	changes in the price of the common stock of Immunomedics that affect the valuation of the Immunomedics common stock that we hold; and

•	expenditures we will or may incur to develop and/or commercialize any additional products, product candidates, or technologies that we may develop, in-license, or acquire.

In addition, we have entered into licensing and collaboration agreements with other companies that include development funding and milestone payments to us, and we expect that amounts earned from our collaboration agreements will continue to be an important source of our revenues. Accordingly, our revenues will also depend on development funding and the achievement of development and clinical milestones under our existing collaboration and license agreements, including, in particular, our ADCETRIS collaboration with Takeda, as well as entering into potential new collaboration and license agreements. These upfront and milestone payments may vary significantly from quarter to quarter and any such variance could cause a significant fluctuation in our operating results from one quarter to the next.

Further, changes in our operations, such as increased development, manufacturing and clinical trial expenses in connection with our expanding pipeline programs, or our undertaking of additional programs, business activities, the anticipated completion of the Acquisition and the integration of Cascadian’s business into our existing operations, or entry into strategic transactions, including potential future acquisitions of products, technologies or businesses may also cause significant fluctuations in our expenses. In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price, the magnitude of the expense that we must recognize may vary significantly. Additionally, we have implemented long-term incentive plans for our employees, and the incentives provided under these plans are contingent upon the achievement of certain regulatory milestones. Costs of performance-based compensation under our long-term incentive plans are not recorded as an expense until the achievement of the applicable milestones is deemed probable of being met, which may result in large fluctuations to the expense we must recognize in any particular period.

Additionally, as of December 31, 2017, we held 11.7 million shares of Immunomedics common stock. Beginning on January 1, 2018, we adopted ASU 2016-01 “Financial Instruments: Overall,” and as a result, we will record changes in the fair value of equity securities, including the Immunomedics common stock, in net income or loss, which is expected to increase the volatility of net income or loss to the extent that we continue to hold Immunomedics common stock or other equity securities.

For these and other reasons, it is difficult for us to accurately forecast future sales of ADCETRIS, collaboration and license agreement revenues, royalty revenues, operating expenses or future profits or losses. As a result, our operating results in future periods could be below our guidance or the expectations of securities analysts or investors, which could cause the trading price of our common stock to decline, perhaps substantially.

We have a history of net losses. We expect to continue to incur net losses and may not achieve future profitability for some time, if at all.

We have incurred substantial net losses in each of our years of operation. We have incurred these losses principally from costs incurred in our research and development programs and from our selling, general and administrative expenses. We expect to continue to spend substantial amounts on research and development, including amounts for conducting required post-approval and other clinical trials of, and seeking additional regulatory approvals for, ADCETRIS as well as commercializing ADCETRIS for the treatment of patients in its four approved indications. In addition, we expect to make substantial expenditures to further develop and potentially commercialize enfortumab vedotin, tisotumab vedotin and our product candidates. Accordingly, we expect to continue to incur net losses and may not achieve profitability in the future for some time, if at all. Although we recognize revenue from ADCETRIS product sales and we continue to earn amounts under our collaboration agreements, our revenue and profit potential is unproven and our limited commercialization history makes our future operating results difficult to predict. Even if we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.

We have engaged in, and may in the future engage in strategic transactions that increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

We actively evaluate various strategic transactions on an ongoing basis, including licensing or otherwise acquiring complementary products, technologies or businesses. Any potential acquisitions or in-licensing transactions, including the Acquisition, may entail numerous risks, including but not limited to:

•	risks associated with satisfying the closing conditions relating to such transactions and realizing their anticipated benefits;

•	increased operating expenses and cash requirements;

•	difficulty integrating acquired technologies, products, operations, and personnel with our existing business;

•	diversion of management’s attention in connection with both negotiating the acquisition or license and integrating the business, technology or product;

•	retention of key employees;

•	uncertainties in our ability to maintain key business relationships of any acquired entities;

•	strain on managerial and operational resources;

•	difficulty implementing and maintaining effective internal control over financial reporting at businesses that we acquire, particularly if they are not located near our existing operations;

•	exposure to unforeseen liabilities of acquired companies or companies in which we invest; and

•	potential costly and time-consuming litigation, including stockholder lawsuits.

As a result of these or other problems and risks, businesses, technologies or products we acquire or invest in or obtain licenses to may not produce the revenues, earnings or business synergies that we anticipated, acquired or licensed technologies may not result in regulatory approvals, and acquired or licensed products may not perform as expected. As a result, we may incur higher costs and realize lower revenues than we had anticipated. We cannot assure you that any acquisitions or investments we have made or may make in the future, including the Acquisition, will be completed or that, if completed, the acquired business, licenses, investments, products, or technologies will generate sufficient revenue to offset the negative costs or other negative effects on our business. Failure to manage effectively our growth through acquisition or in-licensing transactions could adversely affect our growth prospects, business, results of operations, financial condition, and cash flow.

In addition, we may spend significant amounts, issue dilutive securities, assume or incur significant debt obligations, incur large one-time expenses and acquire intangible assets in connection with acquisitions and in-licensing transactions that could result in significant future amortization expense and write-offs. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business. Other pharmaceutical companies, many of which may have substantially greater financial, marketing and sales resources, compete with us for these opportunities. Even if appropriate opportunities are available, we may not be able to successfully identify them or we may not have the financial resources necessary to pursue them, and if pursued, we may be unable to structure and execute transactions in the anticipated timeframe, or at all.

Even if we are able to successfully identify and acquire complementary products, technologies or businesses, we cannot assure you that we will be able to successfully manage the risks associated with integrating acquired products, technologies or businesses or the risks arising from anticipated and unanticipated problems in connection with an acquisition or in-licensing transaction. Further, while we seek to mitigate risks and liabilities of potential acquisitions and in-licensing transactions through, among other things, due diligence, there may be risks and liabilities that such due diligence efforts fail to discover, that are not disclosed to us, or that we inadequately assess. Any failure in identifying and managing these risks and uncertainties effectively would have a material adverse effect on our business. Additionally, we may not realize the anticipated benefits of such transactions, including the possibility that expected synergies and accretion will not be realized or will not be realized within the expected time frame.

Our current product candidates are in various stages of development, and it is possible that none of our product candidates will ever become commercial products.

Our clinical-stage product candidates include seven ADC programs, which consist of enfortumab vedotin, tisotumab vedotin, ladiratuzumab vedotin, or SGN-LIV1A, denintuzumab mafodotin, or SGN-CD19A, SGN-CD19B, SGN-CD123A, and SGN-CD352A, as well as two immuno-oncology agents, SEA-CD40, which is based on our sugar-engineered antibody, or SEA, technology, and SGN-2FF, which is a novel small molecule. Other than enfortumab vedotin and tisotumab vedotin, which are in or expected to enter pivotal trials based on only limited phase 1 clinical data, our current product candidates are in relatively early stages of development. All of our product candidates will require significant further development, financial resources and personnel to obtain regulatory approval and develop into commercially viable products, if at all.

If a product candidate fails at any stage of development or we or our collaborators otherwise determine to discontinue development of that product candidate, we will not have the anticipated revenues from that product candidate to fund our operations, and we may not receive any return on our investment in that product candidate. Moreover, we still have only limited data from our early trials of our product candidates. In this regard, preclinical studies and any encouraging or positive preliminary and interim data from our clinical trials of our product candidates may not be predictive of the results of ongoing or later clinical trials. Even if we or our collaborators are able to complete our planned clinical trials of our product candidates according to our current development timeline, the encouraging or positive results from clinical trials of our product candidates in earlier stage trials may not be replicated in subsequent clinical trial results. As a result, we and our collaborators may conduct lengthy and expensive clinical trials of our product candidates only to learn that a product candidate is not an effective treatment or is not superior to existing approved therapies, or has an unacceptable safety profile, which could prevent or significantly delay regulatory approval for such product candidate or could cause us to discontinue the development of such product candidate. Also, later-stage clinical trials could differ in significant ways from earlier stage clinical trials, which could cause the outcome of the later-stage trials to differ from earlier stage clinical trials. For example, we are conducting a pivotal phase 2 trial of enfortumab vedotin with Astellas for locally advanced or metastatic urothelial cancer patients who have been previously treated with checkpoint inhibitor therapy, and are planning to conduct a pivotal phase 2 trial of tisotumab vedotin with Genmab in patients with recurrent and/or metastatic cervical cancer, in each case based on only limited phase 1 clinical data. Neither enfortumab vedotin nor tisotumab vedotin have previously been evaluated in later stage clinical trials and we cannot be certain that the design of, or data collected from, these trials will be adequate to demonstrate the safety and efficacy of enfortumab vedotin or tisotumab vedotin, or will otherwise be sufficient to support FDA or any foreign regulatory approvals. Differences in earlier and later stage clinical trials may include changes to inclusion and exclusion criteria, efficacy endpoints and statistical design. Many companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in late-stage clinical trials after achieving encouraging or positive results in early-stage development. We cannot be certain that we will not face similar setbacks in our ongoing or planned clinical trials, including in the ongoing and planned pivotal phase 2 trials for enfortumab vedotin and tisotumab vedotin. We have not yet completed any late-stage clinical trials for our current product candidates, and if we or our collaborators fail to produce positive results in our ongoing or planned clinical trials of any of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Due to the uncertain and time-consuming clinical development and regulatory approval process, we may not successfully develop any of our product candidates and it is possible that none of our current product candidates will ever become commercial products. In addition, we expect that much of our effort and many of our expenditures over the next few years will be devoted to the additional clinical development of and commercialization activities associated with ADCETRIS, which may restrict or delay our ability to develop our clinical and preclinical product candidates.

To date, we have depended on a small number of collaborators for a substantial portion of our revenue. The loss of any one of these collaborators or changes in their product development or business strategy could result in a material decline in our revenue.

We have collaborations with a limited number of companies. To date, a substantial portion of our revenue has resulted from payments made under agreements with our corporate collaborators, and although ADCETRIS sales currently comprise a greater proportion of our revenue, we expect that a portion of our revenue will continue to come from corporate collaborations. Even though we market ADCETRIS in the United States and Canada, our revenues still depend in part on Takeda’s ability and willingness to market ADCETRIS outside of the United States and Canada. The loss of our collaborators, especially Takeda, changes in product development or business strategies of our collaborators, or the failure of our collaborators to perform their obligations under their agreements with us for any reason, including paying license or technology fees, milestone payments, royalties or reimbursements, could have a material adverse effect on our financial performance. Payments under our existing and potential future collaboration agreements are also subject to significant fluctuations in both timing and amount, which could cause our revenue to fall below the expectations of securities analysts and investors and cause a decrease in our stock price.

We are dependent upon a small number of distributors for a significant portion of our net sales, and the loss of, or significant reduction or cancellation in sales to, any one of these distributors could adversely affect our operations and financial condition.

In the United States and Canada, we sell ADCETRIS through a limited number of pharmaceutical distributors. Customers order ADCETRIS through these distributors. We generally receive orders from distributors and ship product directly to the customer. We do not promote ADCETRIS to these distributors and they do not set or determine demand for ADCETRIS; however, our ability to effectively commercialize ADCETRIS will depend, in part, on the performance of these distributors. Although we believe we can find alternative distributors on relatively short notice, the loss of a major distributor could materially and adversely affect our results of operations and financial condition.

We currently rely on third-party manufacturers and other third parties for production of our drug products and our dependence on these manufacturers may impair the continued development and commercialization of ADCETRIS and our product candidates.

Although we recently acquired a biologics manufacturing facility located in Bothell, Washington, we rely and expect to continue to rely on corporate collaborators and contract manufacturing organizations to supply drug product or intermediates for commercial supply and our IND-enabling studies and clinical trials. For the monoclonal antibody used in ADCETRIS, we have contracted with AbbVie for clinical and commercial supplies. For the drug linker used in ADCETRIS, we have contracted with Sigma Aldrich Fine Chemicals, or SAFC, for clinical and commercial supplies. We have multiple contract manufacturers for conjugating the drug linker to the antibody and producing the ADCETRIS product. For our ADC product candidates, multiple contract manufacturers, including AbbVie and SAFC, perform antibody and drug-linker manufacturing and several other contract manufacturers perform conjugation of the drug-linker to the antibody and fill/finish of the drug product. In addition, we rely on other third parties to perform additional steps in the manufacturing process, including shipping and storage of ADCETRIS and our product candidates. For the foreseeable future, we expect to continue to rely on contract manufacturers and other third parties to produce, vial and store sufficient quantities of ADCETRIS for use in our clinical trials and for commercial sale. If our contract manufacturers or other third parties fail to deliver ADCETRIS for clinical use or sale on a timely basis, with sufficient quality, and at commercially reasonable prices, and we fail to find replacement manufacturers or to develop our own manufacturing capabilities, we may be required to delay or suspend clinical trials or otherwise discontinue development, production and sale of ADCETRIS. Moreover, contract manufacturers have a limited number of facilities in which ADCETRIS can be produced and any interruption of the operation of those facilities due to events such as equipment malfunction or failure or damage to the facility by natural disasters or as the result of regulatory actions could result in the cancellation of shipments, loss of product in the manufacturing process, a shortfall in ADCETRIS supply, or the inability to sell our products in the U.S. or abroad. In addition, we have committed to provide Takeda with their needs of certain parts of the ADCETRIS supply chain for a limited period of time, which may require us to arrange for additional manufacturing supply. Moreover, we depend on outside vendors for the supply of raw materials used to produce ADCETRIS. If the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these raw materials with alternative suppliers, our ability to have ADCETRIS manufactured to meet commercial and clinical requirements would be adversely affected.

We are planning to use our own manufacturing facility to support our growing pipeline. As an organization, we have no prior experience operating a manufacturing facility.

In October 2017, we acquired a biologics manufacturing facility located in Bothell, Washington, which facility we intend to use to support our clinical supply needs. Under the terms of this acquisition, we are required to operate the facility and produce certain clinical drug product components for BMS under a transitional services agreement for a period of time. As an organization, we have no prior experience manufacturing for ourselves or other parties, and operating this facility requires us to comply with complex regulations and to continue to hire and retain experienced scientific, quality control, quality assurance and manufacturing personnel. We could encounter challenges in operating the manufacturing facility in compliance with cGMP, regulatory or other applicable requirements, resulting in potential negative consequences, including regulatory actions, which could undermine our ability to utilize this facility for our own manufacturing needs and/or result in a breach of our contractual manufacturing obligations to BMS. Any of these risks, if actualized, could materially and adversely affect our business and financial position. In addition, despite the acquisition of this facility, we nonetheless expect to continue to rely on corporate collaborators and contract manufacturing organizations to supply drug product and intermediates for commercial supply and our IND-enabling studies and clinical trials. Our continuing dependence on these manufacturers may impair the continued development and commercialization of ADCETRIS and our product candidates.

We are subject to various state and federal laws and regulations, including healthcare laws and regulations, that may impact our business and could subject us to significant fines and penalties or other negative consequences.

Our operations may be directly or indirectly subject to various state and federal healthcare laws, including, without limitation, the federal Anti-Kickback Statute, federal civil and criminal false claims laws, HIPAA/HITECH, the federal civil monetary penalties statute, and the federal transparency requirements under the PPACA. These laws may impact, among other things, the sales, marketing and education programs for ADCETRIS.

The federal Anti-Kickback Statute prohibits persons and entities from knowingly and willingly soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. Additionally, PPACA amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs.

The federal civil and criminal false claims laws, including the civil False Claims Act, prohibit, among other things, persons or entities from knowingly presenting, or causing to be presented, a false claim to, or the knowing use of false statements to obtain payment from or approval by the federal government, including the Medicare and Medicaid programs, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim or to avoid, decrease, or conceal an obligation to pay money to the federal government. PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Suits filed under the civil False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. Many pharmaceutical and other healthcare companies have recently been investigated or subject to lawsuits by whistleblowers and have reached substantial financial settlements with the federal government under the False Claims Act for a variety of alleged improper marketing or other activities, including providing free product to customers with the expectation that the customers would bill federal programs for the product; providing consulting fees, grants, free travel, and other benefits to physicians to induce them to prescribe the company’s products; and inflating prices reported to private price publication services, which are used to set drug reimbursement rates under government healthcare programs.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the Anti-Kickback Statute, PPACA amended the intent requirement of the criminal healthcare fraud statutes such that a person or entity no longer needs to have actual knowledge of the statute or intent to violate it.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, governs certain types of individuals and entities with respect to the conduct of certain electronic healthcare transactions and imposes certain obligations with respect to the security and privacy of protected health information.

The federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal transparency requirements under PPACA, the Physician Payments Sunshine Act, require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to annually report to the U.S. Department of Health and Human Services’ Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians and teaching hospitals, and physician ownership and investment interests.

There are foreign and state law equivalents of these laws and regulations, such as anti-kickback, false claims, and data privacy and security laws, to which we are currently and/or may in the future, be subject. We may also be subject to state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Many of these state laws differ from each other in significant ways, thus complicating compliance efforts.

The FDA and other governmental authorities also actively investigate allegations of off-label promotion activities in order to enforce regulations prohibiting these types of activities. In recent years, private whistleblowers have also pursued False Claims Act cases against a number of pharmaceutical companies for causing false claims to be submitted as a result of off-label promotion. If we are found to have promoted an approved product, including ADCETRIS, for off-label uses we may be subject to significant liability, including civil and administrative financial penalties and other remedies as well as criminal financial penalties and other sanctions. Even when a company is not determined to have engaged in off-label promotion, the allegation from government authorities or market participants that a company has engaged in such activities could have a significant impact on the company’s sales, business and financial condition. The U.S. government has also required companies to enter into complex corporate integrity agreements and/or non-prosecution agreements that impose significant reporting and other burdens on the affected companies.

We are also subject to numerous other laws and regulations that are not specific to the healthcare industry. For instance, the U.S. Foreign Corrupt Practices Act, or FCPA, prohibits companies and individuals from engaging in specified activities to obtain or retain business or to influence a person working in an official capacity. Under the FCPA, it is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, governmental staff members, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

The number and complexity of both U.S. federal and state laws continue to increase. In addition to enforcement by governmental agencies, we also expect a continuation of the trend of private plaintiff lawsuits against pharmaceutical manufacturers under the whistleblower provisions of the False Claims Act and state equivalents or other laws and regulations such as securities rules and the evolution of new theories of liability under those statutes. Government agencies will likely continue to intervene in such private whistleblower lawsuits and such intervention typically raises the company’s cost significantly. For example, federal enforcement agencies have recently scrutinized product and patient assistance programs, including manufacturer reimbursement support services as well as relationships with specialty pharmacies. Several investigations have resulted in government enforcement authorities intervening in related whistleblower lawsuits and obtaining significant civil and criminal settlements.

In order to comply with these laws, we have implemented a compliance program to actively identify, prevent and mitigate risk through the implementation of compliance policies and systems and by promoting a culture of compliance. Although we take our obligation to maintain our compliance with these various laws and regulations seriously and our compliance program is designed to prevent the violation of these laws and regulations, we cannot guarantee that our compliance program will be sufficient or effective, that our employees will comply with our policies and that our employees will notify us of any violation of our policies, that we will have the ability to take appropriate and timely corrective action in response to any such violation, or that we will make decisions and take actions that will necessarily limit or avoid liability for whistleblower claims that individuals, such as employees or former employees, may bring against us or that governmental authorities may prosecute against us based on information provided by individuals. If we are found to be in violation of any of the laws and regulations described above or other applicable state and federal healthcare laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, imprisonment, diminished profits and future earnings, exclusion from government healthcare reimbursement programs, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and/or the curtailment or restructuring of our operations, any of which could have a material adverse effect on our business, results of operations and growth prospects. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal, state and foreign healthcare laws is costly and time-consuming for our management.

As we expand our operations internationally, we are subject to an increased risk of conducting activities in a manner that violates applicable anti-bribery or anti-corruption laws. We are also subject to foreign laws and regulations covering data privacy and the protection of health-related and other personal information. These laws and regulations could create liability for us or increase our cost of doing business, any of which could have a material adverse effect on our business, results of operations and growth prospects.

We are expanding our operations internationally, and we currently have subsidiaries in the U.K., Switzerland and Canada. Though we are at an early stage with our international expansion, our business activities outside of the United States are subject to the FCPA, which is described above, and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we currently and may in the future operate, including the U.K. Bribery Act. The U.K. Bribery Act prohibits giving, offering, or promising bribes to any person, including non-U.K. government officials and private persons, as well as requesting, agreeing to receive, or accepting bribes from any person. In addition, under the U.K. Bribery Act, companies which carry on a business or part of a business in the U.K. may be held liable for bribes given, offered or promised to any person, including non-U.K. government officials and private persons, by employees and persons associated with such company in order to obtain or retain business or a business advantage for such company. In the course of expanding our operations internationally, we will need to establish and expand business relationships with various third parties, such as independent contractors, distributors, vendors, advocacy groups and physicians, and we will interact more frequently with foreign officials, including regulatory authorities and physicians employed by state-run healthcare institutions who may be deemed to be foreign officials under the FCPA, U.K. Bribery Act or similar laws of other countries that may govern our activities. Any interactions with any such parties or individuals where compensation is provided that are found to be in violation of such laws could result in substantial fines and penalties and could materially harm our business. Furthermore, any finding of a violation under one country’s laws may increase the likelihood that we will be prosecuted and be found to have violated another country’s laws. If our business practices outside the United States are found to be in violation of the FCPA, U.K. Bribery Act or other similar laws, we may be subject to significant civil and criminal penalties which could have a material adverse effect on our business, results of operations and growth prospects. We are also subject to foreign laws and regulations covering data privacy and the protection of health-related and other personal information. In this regard, European Union, or EU, member states and other foreign jurisdictions, including Switzerland, have adopted data protection laws and regulations which impose significant compliance obligations. Failure to comply with these laws could lead to government enforcement actions and significant penalties against us, which could have a material adverse effect on our business, results of operations and growth prospects. In December 2015, a proposal for an EU General Data Protection Regulation, intended to replace the current EU Data Protection Directive, was agreed between the European Parliament, the Council of the European Union and the European Commission. The EU General Data Protection Regulation, which was officially adopted in April 2016 and will be applicable in May 2018, will introduce new data protection requirements in the EU, as well as substantial fines for breaches of the data protection rules. The EU General Data Protection Regulation will increase our responsibility and liability in relation to personal data that we process, including in clinical trials, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules, which could divert management’s attention and increase our cost of doing business.

Any failures or further setbacks in our ADC development program would negatively affect our business and financial position.

ADCETRIS and our enfortumab vedotin, tisotumab vedotin, ladiratuzumab vedotin, denintuzumab mafodotin, SGN-CD19B, SGN-CD123A, and SGN-CD352A product candidates are all based on our ADC technology, which utilizes proprietary stable linkers and potent cell-killing synthetic agents. Our ADC technology is also the basis of our collaborations with AbbVie, Astellas, Bayer, Celldex, Genentech, GSK, Pfizer, and Progenics, and our collaboration agreements with Takeda, Astellas, and Genmab. Although ADCETRIS has received marketing approval in the United States, Canada, the European Union, Japan and other countries, ADCETRIS is our first and only ADC product that has been approved for commercial sale in any jurisdiction. In addition, certain of our ADC product candidates include additional proprietary technologies that have not yet been proven in late stage clinical development. Any failures or further setbacks in our ADC development program or with respect to our additional proprietary technologies, including adverse effects resulting from the use of this technology in human clinical trials and/or the imposition of additional clinical holds on our trials of any of our other product candidates, could have a detrimental impact on the continued commercialization of ADCETRIS in its current or any potential future approved indications and on our internal product candidate pipeline, as well as our ability to maintain and/or enter into new corporate collaborations regarding our ADC technology, which would negatively affect our business and financial position.

We have been named a defendant in a purported securities class action lawsuit and a stockholder derivative lawsuit. These, and potential similar or related lawsuits, could result in substantial damages and may divert management’s time and attention from our business.

On January 10, 2017, a purported securities class action lawsuit was commenced in the United States District Court for the Western District of Washington, naming as defendants us and certain of our officers. The lawsuit alleges material misrepresentations and omissions in public statements regarding our business, operational and compliance policies, violations by all named defendants of Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 10b-5 thereunder, as well as violations of Section 20(a) of the Exchange Act. The complaint seeks compensatory damages of an undisclosed amount. The plaintiff alleges, among other things, that we made false and/or misleading statements and/or failed to disclose that SGN-CD33A presents a significant risk of fatal hepatotoxicity and that we had therefore overstated the viability of SGN-CD33A as a treatment for AML. We filed a motion to dismiss this complaint on July 28, 2017. On October 18, 2017, the Court granted our motion to dismiss with leave for plaintiff to file a second consolidated amended complaint. Plaintiff filed a second consolidated amended complaint on November 17, 2017 and we filed a motion to dismiss this new complaint on January 5, 2018. It is possible that additional suits will be filed, or allegations received from stockholders, with respect to these same matters and also naming us and/or our officers and directors as defendants.

On March 29, 2017, a stockholder derivative lawsuit was filed in Washington Superior Court for the County of Snohomish. The complaint names as defendants certain of our current and former executives and members of our board of directors. We are named as a nominal defendant. The complaint generally makes the same allegations as the securities class action, claiming that the individual defendants breached their duties to us. The complaint seeks unspecified damages, disgorgement of compensation, corporate governance changes, and attorneys’ fees and costs. Because the complaint is derivative in nature, it does not seek monetary damages from us. On June 8, 2017, the Snohomish County Superior Court entered an order staying this derivative action until resolution of the motion to dismiss the class action suit above. On October 18, 2017, in light of the granting of our motion to dismiss the first class action complaint, the parties in the derivative action filed a joint status report with the Snohomish County Superior Court stipulating to continue to stay the derivative action pending a ruling on a motion to dismiss the second consolidated amended class action complaint.

These lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual costs to be incurred relating to the lawsuits will depend upon many unknown factors. The outcome of these lawsuits is necessarily uncertain, and we could be forced to expend significant resources in the defense of these lawsuits, and we may not prevail. Monitoring and defending against legal actions is time-consuming for our management and detracts from our ability to fully focus our internal resources on our business activities, which could result in delays of our clinical trials or our development and commercialization efforts. In addition, we may incur substantial legal fees and costs in connection with these lawsuits. We are also generally obligated, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these and similar lawsuits. We are not currently able to estimate the possible cost to us from these matters, as these lawsuits are currently at an early stage and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages that we may be required to pay. We have not established any reserves for any potential liability relating to these lawsuits. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. Decisions adverse to our interests in these lawsuits could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position. In addition, the uncertainty of the currently pending litigation could lead to increased volatility in our stock price.

We may need to raise significant amounts of additional capital following this offering that may not be available to us.

We expect to make additional capital outlays and to increase operating expenditures over the next several years as we hire additional employees, support our preclinical development, manufacturing and clinical trial activities for ADCETRIS and our other pipeline programs, and expand internationally, as well as commercialize ADCETRIS and position ADCETRIS for potential additional regulatory approvals. Our commitment of resources to the continuing development, regulatory and commercialization activities for ADCETRIS, and the research, continued development and manufacturing of our product candidates will likely require us to raise substantial amounts of additional capital following this offering. Further, we actively evaluate various strategic transactions on an ongoing basis, including licensing or otherwise acquiring complementary products, technologies or businesses, and we may require significant additional capital in order to complete or otherwise provide funding for any additional acquisitions. We may seek additional funding through some or all of the following methods: corporate collaborations, licensing arrangements and public or private debt or equity financings. We do not know whether additional capital will be available when needed, or that, if available, we will obtain financing on terms favorable to us or our stockholders. If we are unable to raise additional funds when we need them, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs, which may adversely affect our business and operations. Our future capital requirements will depend upon a number of factors, including:

•	the level of sales and market acceptance of ADCETRIS;

•	the rate of progress and cost of the confirmatory post-approval study that we are required to conduct as a condition to the FDA’s accelerated approval of ADCETRIS in the relapsed sALCL indication;

•	the time and costs involved in obtaining regulatory approvals of ADCETRIS in additional indications, if any;

•	the size, complexity, timing, progress and number of our clinical programs and our collaborations;

•	the timing, receipt and amount of milestone-based payments or other revenue from our collaborations or license arrangements, including royalty revenue generated from commercial sales of ADCETRIS by Takeda;

•	the cost of establishing and maintaining clinical and commercial supplies of ADCETRIS;

•	the costs associated with acquisitions or licenses of additional technologies, products, or companies, including the Acquisition, as well as licenses we may need to commercialize our products;

•	the terms and timing of any future collaborative, licensing and other arrangements that we may establish;

•	expenses associated with the pending and potential additional related purported securities class action or derivative lawsuits, as well as any other potential litigation;

•	the potential costs associated with international, state and federal taxes; and

•	competing technological and market developments.

In addition, changes in our spending rate may occur that would consume available capital resources sooner, such as increased development, manufacturing and clinical trial expenses in connection with our expanding pipeline programs, or our undertaking of additional programs, business activities or entry into strategic transactions, including potential acquisitions of products, technologies or businesses. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

During the past several years, domestic and international financial markets have experienced extreme disruption from time to time, including, among other things, high volatility and significant declines in stock prices and severely diminished liquidity and credit availability for both borrowers and investors. Such adverse capital and credit market conditions could make it more difficult to obtain additional capital on favorable terms, or at all, which could have a material adverse effect on our business and growth prospects.

We rely on license agreements for certain aspects of ADCETRIS, our product candidates and technologies such as our ADC technology. Failure to maintain these license agreements or to secure any required new licenses could prevent us from continuing to develop and commercialize ADCETRIS and our product candidates.

We have entered into agreements with third-party commercial and academic institutions to license technology for use in ADCETRIS and our ADC technology. Currently, we have license agreements with BMS and the University of Miami, among others. In addition to royalty provisions, some of these license agreements contain diligence and milestone-based termination provisions, in which case our failure to meet any agreed upon royalty or diligence requirements or milestones may allow the licensor to terminate the agreement. Many of our license agreements grant us exclusive licenses to the underlying technologies. If our licensors terminate our license agreements or if we are unable to maintain the exclusivity of our exclusive license agreements, we may be unable to continue to develop and commercialize ADCETRIS or our product candidates. Further, we have had in the past, and may in the future have, disputes with our licensors, which may impact our ability to develop and commercialize ADCETRIS or our product candidates or require us to enter into additional licenses. An adverse result in potential future disputes with our licensors may impact our ability to develop and commercialize

ADCETRIS and our product candidates, or may require us to enter into additional licenses or to incur additional costs in litigation or settlement. In addition, continued development and commercialization of ADCETRIS and our product candidates will likely require us to secure licenses to additional technologies. We may not be able to secure these licenses on commercially reasonable terms, if at all.

If we are unable to enforce our intellectual property rights or if we fail to sustain and further build our intellectual property rights, we may not be able to successfully commercialize ADCETRIS or future products and competitors may be able to develop competing therapies.

Our success depends, in part, on obtaining and maintaining patent protection and successfully enforcing these patents and defending them against third-party challenges in the United States and other countries. We own multiple U.S. and foreign patents and pending patent applications for our technologies. We also have rights to issued U.S. patents, patent applications, and their foreign counterparts, relating to our monoclonal antibody, linker and drug-based technologies. Our rights to these patents and patent applications are derived in part from worldwide licenses from third parties. In addition, we have licensed certain of our U.S. and foreign patents and patent applications to third parties.

The standards that the U.S. Patent and Trademark Office, or USPTO, and foreign patent offices use to grant patents are not always applied predictably or uniformly and can change. Consequently, our pending patent applications may not be allowed and, if allowed, may not contain the type and extent of patent claims that will be adequate to conduct our business as planned. Additionally, any issued patents we currently own or obtain in the future may have a shorter patent term than expected or may not contain claims that will permit us to stop competitors from using our technology or similar technology or from copying our products. Similarly, the standards that courts use to interpret patents are not always applied predictably or uniformly and may evolve, particularly as new technologies develop. In addition, changes to patent laws in the United States or other countries may be applied retroactively to affect the validity, enforceability, or term of our patent. For example, the U.S. Supreme Court has modified some legal standards applied by the USPTO in examination of U.S. patent applications, which may decrease the likelihood that we will be able to obtain patents and may increase the likelihood of challenges to patents we obtain or license. In addition, changes to the U.S. patent system have come into force under the Leahy-Smith America Invents Act, or the America Invents Act, including changes from a “first-to-invent” system to a “first to file” system, changes to examination of U.S. patent applications and changes to the processes for challenging issued patents. These changes include provisions that affect the way patent applications are being filed, prosecuted and litigated. For example, the America Invents Act enacted proceedings involving post-issuance patent review procedures, such as inter partes review, or IPR, and post-grant review and covered business methods. These proceedings are conducted before the Patent Trial and Appeal Board, or PTAB, of the USPTO. Each proceeding has different eligibility criteria and different patentability challenges that can be raised. In this regard, the IPR process permits any person (except a party who has been litigating the patent for more than a year) to challenge the validity of some patents on the grounds that it was anticipated or made obvious by prior art. As a result, non-practicing entities associated with hedge funds, pharmaceutical companies who may be our competitors and others have challenged certain valuable pharmaceutical U.S. patents based on prior art through the IPR process. A decision in such a proceeding adverse to our interests could result in the loss of valuable patent rights which would have a material adverse effect on our business, financial condition, results of operations and growth prospects. In any event, the America Invents Act and any other potential future changes to the U.S. patent system could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

We rely on trade secrets and other proprietary information where we believe patent protection is not appropriate or obtainable. However, trade secrets and other proprietary information are difficult to protect. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality and assignment of inventions agreements with our employees, consultants and certain contractors. It is possible, however, that these persons may breach the agreements or that our competitors may independently develop or otherwise discover our trade secrets or other proprietary information. Our research collaborators may publish confidential data or other restricted information to which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information may be impaired.

We may incur substantial costs and lose important rights or may not be able to continue to commercialize ADCETRIS or to commercialize any of our product candidates that may be approved for commercial sale as a result of litigation or other proceedings relating to patent and other intellectual property rights, and we may be required to obtain patent and other intellectual property rights from others.

We may face potential lawsuits by companies, academic institutions or others alleging infringement of their intellectual property. Because patent applications can take a few years to publish, there may be currently pending applications of which we are unaware that may later result in issued patents that adversely affect the continued commercialization of ADCETRIS or future commercialization of our product candidates in development. In addition, we are monitoring the progress of multiple pending patent applications of other organizations that, if granted, may require us to license or challenge their enforceability in order to continue commercializing ADCETRIS or to commercialize our product candidates that may be approved for commercial sale. Our challenges to patents of other organizations may not be successful, which may affect our ability to commercialize ADCETRIS or our product candidates. As a result of the patent infringement lawsuits that have been filed or may be filed against us in the future by third parties alleging infringement by us of patent or other intellectual property rights, we may be required to pay substantial damages, including lost profits, royalties, treble damages, attorneys’ fees and costs, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, the results may be unpredictable. In addition, defending lawsuits takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights, or be forced to undertake costly design-arounds, if feasible. If such a license is available at all, it may require us to pay substantial royalties or other fees.

We are or may be from time to time involved in the defense and enforcement of our patent or other intellectual property rights in a court of law, USPTO interference, IPR, post-grant review or reexamination proceeding, foreign opposition proceeding or related legal and administrative proceeding in the United States and elsewhere. In addition, if we choose to go to court to stop a third party from infringing our patents, that third party has the right to ask the court to rule that these patents are invalid, not infringed and/or should not be enforced. Under the America Invents Act, a third party may also have the option to challenge the validity of certain patents at the PTAB, whether they are accused of infringing our patents or not, and certain entities associated with hedge funds, pharmaceutical companies and other entities have challenged valuable pharmaceutical patents through the IPR process. These lawsuits and administrative proceedings are expensive and consume time and other resources, and we may not be successful in these proceedings or in stopping infringement. In addition, there is a risk that a court will decide that these patents are not valid or not infringed or otherwise not enforceable, or that the PTAB will decide that certain patents are not valid, and that we do not have the right to stop a third party from using the patented subject matter. Successful challenges to our patent or other intellectual property rights through these proceedings could result in a loss of rights in the relevant jurisdiction and may allow third parties to use our proprietary technologies without a license from us or our collaborators, which may also result in loss of future royalty payments. Furthermore, if such challenges to our rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing potential products, which could adversely affect our business and results of operations. In addition, we may challenge the patent or other intellectual property rights of third parties and if we are unsuccessful in actions we bring against the rights of such parties, through litigation or otherwise, and it is determined that we infringe the intellectual property rights of such parties, we may be prevented from commercializing potential products in the relevant jurisdiction, or may be required to obtain licenses to those rights or develop or obtain alternative technologies, any of which could harm our business.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, our future growth and ability to compete would suffer.

We are highly dependent on the efforts and abilities of the principal members of our senior management. Additionally, we have scientific personnel with significant and unique expertise in monoclonal antibodies, ADCs and related technologies. The loss of the services of any one of the principal members of our managerial or scientific staff may prevent us from achieving our business objectives.

In addition, the competition for qualified personnel in the biotechnology field is intense, and our future success depends upon our ability to attract, retain and motivate highly skilled scientific, technical and managerial employees. In order to continue to commercialize ADCETRIS and advance our pipeline, we have been required to expand our workforce, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development, sales and marketing. We continue to face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, as well as academic and other research institutions. To the extent we are not able to retain these individuals on favorable terms or attract any additional personnel that may be required, our business may be harmed. For example, we may not be successful in attracting or retaining key personnel necessary to support our strategy to develop and commercialize ADCETRIS in earlier lines of therapy, including potentially in the ECHELON-1 treatment setting.

If we are unable to manage our growth, our business, financial condition, results of operations and prospects may be adversely affected.

We have experienced and expect to continue to experience significant growth in the number of our employees and in the scope of our operations, including in connection with our recent acquisition of, and planned operation of, a manufacturing facility. This growth places significant demands on our management, operational and financial resources, and our current and planned personnel, systems, procedures and controls may not be adequate to support our growth. To effectively manage our growth, we must continue to improve existing, and implement new, operational and financial systems, procedures and controls and must expand, train and manage our growing employee base, and there can be no assurance that we will effectively manage our growth without experiencing operating inefficiencies or control deficiencies. We expect that we may need to increase our management personnel to oversee our expanding operations, and recruiting and retaining qualified individuals is difficult. In addition, the physical expansion of our operations may lead to significant costs and may divert our management and capital resources. If we are unable to manage our growth effectively, or are unsuccessful in recruiting qualified management personnel, our business, financial condition, results of operations and prospects may be adversely affected.

Product liability and product recalls could harm our business, and we may not be able to obtain adequate insurance to protect us against product liability losses.

The current and future use of ADCETRIS by us and our corporate collaborators in clinical trials and the sale of ADCETRIS, expose us to product liability claims. These claims have and may in the future be made directly by patients or healthcare providers or indirectly by pharmaceutical companies, our corporate collaborators or others selling such products. Additionally, in connection with our acquisition of the manufacturing facility from BMS, we have agreed to enter into certain transitional services agreements under which we expect to manufacture certain clinical drug product components for BMS for a period of time. As a result, it is possible that we may be named as a defendant in product liability suits that may allege that drug products we manufacture for BMS have resulted in injury to patients. We may experience substantial financial losses in the future due to product liability claims. We have obtained product liability coverage, including coverage for human clinical trials and product sold commercially. However, such insurance is subject to coverage limits and exclusions, as well as significant deductibles. However, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured amounts, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Product recalls may be issued at our discretion, or at the discretion of government agencies and other entities that have regulatory authority for pharmaceutical sales. Any recall of ADCETRIS could materially adversely affect our business by rendering us unable to sell ADCETRIS for some time and by adversely affecting our reputation.

Risks associated with operating in foreign countries could materially adversely affect our business.

We are expanding our operations internationally, and we currently have subsidiaries in the U.K., Switzerland and Canada. Consequently, we are, and will continue to be, subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	diverse regulatory, financial and legal requirements, and any future changes to such requirements, in one or more countries where we are located or do business;

•	adverse tax consequences, including changes in applicable tax laws and regulations;

•	applicable trade laws, tariffs, export quotas, custom duties or other trade restrictions and any changes to them;

•	economic weakness, including inflation, or political or economic instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	liabilities for activities of, or related to, our international operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States; and

•	laws and regulations relating to data security and the unauthorized use of, or access to, commercial and personal information.

For example, since a significant proportion of the regulatory framework in the U.K. is derived from European Union directives and regulations, Brexit could materially change the regulatory regime applicable to our operations and those of our collaborators, including with respect to marketing authorizations for ADCETRIS and our product candidates. We may also face new regulatory costs and challenges as result of Brexit that could have a material adverse effect on our operations. Depending on the terms of Brexit, the U.K. could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business in Europe more difficult. In addition, currency exchange rates for the British Pound and the Euro with respect to each other and the U.S. dollar have already been affected by Brexit. Should this foreign exchange volatility continue, it could cause volatility in our quarterly financial results. In any event, we cannot predict to what extent these changes will impact our business or results of operations, or our ability to conduct operations in Europe.

These and other risks described elsewhere in these risk factors associated with expanding our international operations could materially adversely affect our business.

Our operations involve hazardous materials and are subject to environmental, health and safety controls and regulations.

We are subject to environmental, health and safety laws and regulations, including those governing the use of hazardous materials, and we spend considerable time complying with such laws and regulations. Our business activities involve the controlled use of hazardous materials and although we take precautions to prevent accidental contamination or injury from these materials, we cannot completely eliminate the risk of using these materials. In addition, with respect to our recently-acquired manufacturing facility, we may incur substantial costs to comply with environmental laws and regulations and may become subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process. It is also possible that our recently-acquired manufacturing facility may expose us to environmental liabilities associated with historical site conditions that we are not currently aware of and did not cause. In this regard, some environmental laws impose liability for contamination on current owners and operators of affected sites, regardless of fault. In the event of an accident or environmental discharge, or new or previously unknown contamination is discovered or new cleanup obligations are otherwise imposed in connection with any of our currently or previously owned or operated facilities, we may be held liable for any resulting damages, which may materially harm our business, financial condition and results of operations.

If any of our facilities are damaged or our clinical, research and development or other business processes are interrupted, our business could be seriously harmed.

We conduct most of our business in a limited number of facilities in a single geographical location in Bothell, Washington. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates or interrupt the sales process for ADCETRIS. Although we maintain property damage and business interruption insurance coverage on these facilities, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.

If we experience a significant disruption in our information technology systems or breaches of data security, our business could be adversely affected.

We rely on information technology systems to keep financial records, capture laboratory data, maintain clinical trial data and corporate records, communicate with staff and external parties and operate other critical functions. Our information technology systems are potentially vulnerable to disruption due to breakdown, malicious intrusion and computer viruses or other disruptive events including but not limited to natural disaster. If we were to experience a prolonged system disruption in our information technology systems or those of certain of our vendors, it could delay or negatively impact the development and commercialization of ADCETRIS and our product candidates, which could adversely impact our business. Although we maintain offsite back-ups of our data, if operations at our facilities were disrupted, it may cause a material disruption in our business if we are not capable of restoring function on an acceptable timeframe. In addition, our information technology systems are potentially vulnerable to data security breaches—whether by employees or others—which may expose sensitive data to unauthorized persons. Such data security breaches could lead to the loss of trade secrets or other intellectual property, or could lead to the public exposure of personal information (including sensitive personal information) of our employees, customers and others, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, a security breach or privacy violation that leads to disclosure or modification of, personally identifiable information, could harm our reputation, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, require us to verify the correctness of database contents and otherwise subject us to liability under laws and regulations that protect personal data, which could disrupt our business, result in increased costs or loss of revenue, and/or result in significant legal and financial exposure. In addition, a data security breach could result in loss of clinical trial data or damage to the integrity of that data. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer loss of reputation, financial loss and other negative consequences because of lost or misappropriated information. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above.

Increasing use of social media could give rise to liability.

We are increasingly relying on social media tools as a means of communications. To the extent that we continue to use these tools as a means to communicate about ADCETRIS and our product candidates or about the diseases that ADCETRIS and our product candidates are intended to treat, there are significant uncertainties as to either the rules that apply to such communications, or as to the interpretations that health authorities will apply to the rules that exist. As a result, despite our efforts to comply with applicable rules, there is a significant risk that our use of social media for such purposes may cause us to nonetheless be found in violation of them. Such uses of social media could have a material adverse effect on our business, financial condition and results of operations.

Legislative actions and new accounting pronouncements are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with frequency in the past and are expected to occur again in the future and as a result we may be required to make changes in our accounting policies. Those changes could adversely affect our reported revenues and expenses, future profitability or financial position. Compliance with new regulations regarding corporate governance and public disclosure may result in additional expenses.

For example, in May 2014, the Financial Accounting Standards Board, or FASB, issued an Accounting Standards Update entitled “ASU 2014-09, Revenue from Contracts with Customers” which replaced previous revenue recognition guidance under U.S. GAAP when it became effective for us on January 1, 2018. We do not expect that the new standard will generally change the way in which we recognize product revenue from sales of ADCETRIS. However, we expect that sales-based royalties and commercial sales-based milestones will be recorded in the period of the related sale based on estimates, rather than recording them as reported by the customer. In addition, the achievement of development milestones under our collaborations will be recorded in the period their achievement becomes probable, which may result in their recognition earlier than under current accounting principles. Additionally, on January 1, 2018, we adopted ASU 2016-01 “Financial Instruments: Overall,” and as a result, we will record changes in the fair value of equity securities, including our investment in Immunomedics common stock, in net income or loss, which is expected to increase the volatility of net income or loss to the extent that we continue to hold Immunomedics common stock or other equity securities. In any event, the application of existing or future financial accounting standards, particularly those relating to the way we account for revenues and costs, could have a significant impact on our reported results. In addition, compliance with new regulations regarding corporate governance and public disclosure may result in additional expenses. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from science and business activities to compliance activities.

Risks Related to this Offering and Our Common Stock

Our stock price is volatile and our shares may suffer a decline in value.

The market price of our stock has in the past been, and is likely to continue in the future to be, very volatile. During the year ended December 31, 2017, our closing stock price fluctuated between $45.92 and $68.91 per share. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the public offering price in this offering. The market price of our common stock may be subject to substantial volatility in response to many risk factors listed in this section, and others beyond our control, including:

•	the level of ADCETRIS sales in the United States, Canada, the European Union, Japan and other countries in which Takeda has received approval by relevant regulatory authorities;

•	announcements regarding the results of discovery efforts and preclinical, clinical and commercial activities by us, or those of our competitors;

•	announcements of FDA or foreign regulatory approval or non-approval of ADCETRIS, or specific label indications for or restrictions, warnings or limitations in its use, or delays in the regulatory review or approval process, including in connection with our sBLA submission to the FDA to seek approval of ADCETRIS in the ECHELON-1 treatment setting;

•	announcements regarding the results of the clinical trials we, Takeda and/or BMS are conducting or may in the future conduct for ADCETRIS, including the ECHELON-2 trial and the CHECKMATE 812 trial;

•	announcements regarding the results of the clinical trials we and our collaborators are conducting for enfortumab vedotin and tisotumab vedotin;

•	announcements regarding, or negative publicity concerning, adverse events or safety concerns associated with the use of ADCETRIS or our product candidates;

•	issuance of new or changed analysts’ reports and recommendations regarding us or our competitors;

•	termination of or changes in our existing collaborations or licensing arrangements, especially our ADCETRIS collaboration with Takeda, our enfortumab vedotin co-development collaboration with Astellas, and our tisotumab vedotin co-development collaboration with Genmab, or establishment of new collaborations or licensing arrangements;

•	our entry into additional material strategic transactions including licensing or acquisition of products, businesses or technologies;

•	actions taken by regulatory authorities with respect to our product candidates, our clinical trials or our regulatory filings;

•	our raising of additional capital and the terms upon which we may raise any additional capital;

•	market conditions for equity investments in general, or the biotechnology or pharmaceutical industries in particular;

•	developments or disputes concerning our proprietary rights;

•	developments regarding the pending and potential additional related purported securities class action lawsuits, as well as any other potential litigation;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	changes in government regulations; and

•	economic or other external factors.

The stock markets in general, and the markets for biotechnology and pharmaceutical stocks in particular, have historically experienced significant volatility that has often been unrelated or disproportionate to the operating performance of particular companies. For example, negative publicity regarding drug pricing and price increases by pharmaceutical companies has negatively impacted, and may continue to negatively impact, the markets for biotechnology and pharmaceutical stocks. Likewise, as a result of Brexit and/or significant changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade and health care spending and delivery, including the possible repeal and/or replacement of all or portions of PPACA or greater restrictions on free trade stemming from Trump Administration policies, the financial markets could experience significant volatility that could also negatively impact the markets for biotechnology and pharmaceutical stocks. These broad market fluctuations have adversely affected and may in the future adversely affect the trading price of our common stock.

In the past, class action or derivative litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. In this regard, we have become, and may in the future again become, subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. The pending purported securities class action lawsuit and any additional lawsuits brought against us could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources, which could result in delays of our clinical trials or our development and commercialization efforts.

Substantial future sales of shares of our common stock or equity-related securities could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock into the public market, including sales by members of our management or board of directors or entities affiliated with such members, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock and could impair our ability to raise capital through the sale of additional equity or equity-related securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock. As of December 31, 2017, we had 144,395,049 shares of common stock outstanding, all of which shares are eligible for sale in the public market, subject in some cases to the volume limitations and manner of sale and other requirements under Rule 144. In addition, we may issue a substantial number of shares of our common stock or equity-related securities, including convertible debt, to meet our capital needs, including in connection with funding potential future acquisition or licensing opportunities, capital expenditures or product development costs, which issuances could be substantially dilutive and could adversely affect the market price of our common stock. Likewise, future issuances by us of our common stock upon the exercise, conversion or settlement of equity-based awards or other equity-related securities would dilute existing stockholders’ ownership interest in our company and any sales in the public market of these shares, or the perception that these sales might occur, could also adversely affect the market price of our common stock.

Moreover, we have in the past and may in the future grant rights to some of our stockholders that require us to register the resale of our common stock or other securities on behalf of these stockholders and/or facilitate public offerings of our securities held by these stockholders, including in connection with potential future acquisition or capital-raising transactions. For example, in connection with our September 2015 public offering of common stock, we entered into a registration rights agreement with entities affiliated with Baker Bros. Advisors LP, or the Baker Entities, that together, based on information available to us, collectively beneficially owned approximately 32.0 % of our common stock as of January 26, 2018. Under the registration rights agreement, if at any time and from time to time the Baker Entities demand that we register their shares of our common stock for resale under the Securities Act of 1933, as amended, or the Securities Act, we would be obligated to effect such registration. On October 12, 2016, pursuant to the registration rights agreement, we registered for resale, from time to time, up to 44,059,594 shares of our common stock held by the Baker Entities. Our registration obligations under the registration rights agreement cover all shares now held or hereafter acquired by the Baker Entities (including any shares acquired in this offering), will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our common stock by the Baker Entities in the future. If the Baker Entities, by its exercise of these registration and/or underwriting rights in the future, or otherwise, sell a large number of our shares, or the market perceives that the Baker Entities intend to sell a large number of our shares, including in connection with our October 2016 registration of shares held by the Baker Entities for resale, this could adversely affect the market price of our common stock. In this regard, the Baker Entities have not entered into or are otherwise bound by the lock-up agreements described under “Underwriting” in this prospectus supplement. We have also filed registration statements to register the sale of our common stock reserved for issuance under our equity incentive and employee stock purchase plans. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements.

If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $                per share and our net tangible book value as of September 30, 2017, if you purchase                shares of common stock in this offering, you would suffer immediate and substantial dilution of $                per share

with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock, our stockholders, including investors who purchase shares of common stock in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. This offering is not contingent upon the closing of the Acquisition, and we cannot guarantee that the Acquisition will close. If the Acquisition does not close, we will not use the net proceeds from this offering for that purpose and will have discretion to use the net proceeds for other purposes. Our failure to apply these funds effectively could have a material adverse effect on our business, impair or delay our ability to commercialize ADCETRIS or to develop our product candidates, and cause the price of our common stock to decline.

Our existing stockholders have significant control of our management and affairs.

Our executive officers and directors and holders of greater than five percent of our outstanding voting stock, together with entities that may be deemed affiliates of, or related to, such persons or entities, beneficially owned approximately 67.4% of our voting power as of January 26, 2018. As a result, these stockholders, acting together, are able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, including a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control, which might affect the market price of our common stock.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. This prospectus supplement and the accompanying prospectus do not discuss any such tax legislation or the manner in which it might affect us or purchasers of our common stock. We urge our stockholders, including purchasers of common stock in this offering, to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders, which authority could be used to adopt a “poison pill” that could act to prevent a change of control of Seattle Genetics that has not been approved by our Board of Directors. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Seattle Genetics, which could have an adverse effect on the market price of our stock. In addition, our charter documents provide for a classified board, which may make it more difficult for a third party to gain control of our Board of Directors. Similarly, state anti-takeover laws in Delaware and Washington related to corporate takeovers may prevent or delay a change of control of Seattle Genetics.

Special Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	future sales of and revenue from ADCETRIS;

•	our ability to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use;

•	our ability to establish and maintain collaborative, licensing and other similar arrangements, including our ADCETRIS collaboration with Takeda, our enfortumab vedotin collaboration with Astellas, our tisotumab vedotin collaboration with Genmab and our ADC collaborations;

•	the terms and timing of any collaborative, licensing and other similar arrangements, including the timing of potential milestone payments;

•	Cascadian’s business and the benefits to us of the Acquisition;

•	the Acquisition, including the expected timing and terms thereof;

•	our financing plans, including to fund the Acquisition;

•	our preliminary unaudited consolidated financial results as of and for the quarter and year ended December 31, 2017 set forth in this prospectus supplement;

•	our ability to obtain appropriate pricing and reimbursement for ADCETRIS and our potential future products;

•	the success and timing of our preclinical studies and clinical trials and the enrollment in and other events related to such studies and trials, as well as the commencement of future clinical trials;

•	the anticipated timing of regulatory actions and the release of clinical trial data;

•	our ability to obtain and maintain regulatory approvals for our product candidates;

•	the impact of regulatory requirements, obligations and restrictions on our business;

•	our ability to obtain adequate clinical and commercial supplies of our products and product candidates from current and potential new suppliers and manufacturers;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to successfully identify and acquire complementary products, technologies or businesses to grow our business;

•	our ability to manage the growth of our business and the risks attendant to our expanding international operations;

•	our intended use of the net proceeds from this offering;

•	the sufficiency of our cash resources and our expectations regarding our future cash flows, expenses, revenues, financial results and capital requirements; and

•	anticipated trends in our business and industry, and other characterizations of future events or circumstances.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under the section captioned “Risk Factors” in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read carefully this prospectus supplement and the accompanying prospectus, the documents incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement, and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $524.6 million from the sale of the $550,000,000 of shares of our common stock offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase up to $82,500,000 of additional shares of our common stock in full, we estimate that the net proceeds to us will be approximately $603.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to fund a portion of the costs of the Acquisition. In the event that we do not consummate the Acquisition, we expect to use the net proceeds from this offering for the ongoing commercialization of ADCETRIS in the United States and Canada, our research and development efforts designed to further expand the ADCETRIS label and the advancement of our pipeline of product candidates, as well as for general corporate purposes, including working capital. This offering is not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the Acquisition will be completed or, if completed, that it will be completed within anticipated the time period or on the anticipated terms described in this prospectus supplement.

Dividend Policy

We have not paid any cash dividends on our common stock since our inception. We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business operations.

Dilution

Our net tangible book value as of September 30, 2017 was approximately $659.7 million, or $4.59 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2017. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of shares of our common stock in this offering at the public offering price of $                per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been approximately $                million, or $                per share. This represents an immediate increase in net tangible book value of $                per share to existing stockholders and immediate dilution of $                per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$
Net tangible book value per share as of September 30, 2017	$4.59
Increase in net tangible book value per share attributable to investors purchasing our common stock in this offering

As adjusted net tangible book value per share after this offering

Dilution per share to investors purchasing our common stock in this offering		$

If the underwriters exercise in full their option to purchase up to additional shares of common stock, the as adjusted net tangible book value after this offering would be $                per share, representing an increase in net tangible book value of $                per share to existing stockholders and immediate dilution of $                per share to investors purchasing our common stock in this offering at the public offering price.

The above discussion and table are based on 143,803,399 shares outstanding as of September 30, 2017, and exclude, as of that date:

•	12,193,157 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, having a weighted-average exercise price of $34.02 per share;

•	2,276,134 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of September 30, 2017;

•	3,084,828 shares of our common stock reserved for future issuance under our Amended and Restated 2007 Equity Incentive Plan as of September 30, 2017; and

•	588,388 additional shares of our common stock reserved for future issuance under our Amended and Restated 2000 Employee Stock Purchase Plan as of September 30, 2017.

To the extent that outstanding options are exercised or restricted stock unit awards vest, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, or securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in further dilution to investors in this offering.

Market Price of Our Common Stock

Our common stock is traded on The Nasdaq Global Select Market under the symbol “SGEN.” The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock as reported on The Nasdaq Global Select Market, as applicable:

	High	Low
2016
First Quarter	$44.45	$26.02
Second Quarter	44.07	32.40
Third Quarter	57.23	39.38
Fourth Quarter	75.36	47.29
2017
First Quarter	$68.91	$53.00
Second Quarter	68.30	51.39
Third Quarter	55.02	45.92
Fourth Quarter	64.08	51.82
2018
First Quarter (through January 30, 2018)	$57.91	$50.76

The last reported sale price of our common stock on The Nasdaq Global Select Market on January 30, 2018 was

$55.21 per share.

Material U.S. Federal Income Tax Consequences for Non-U.S. Holders of Common Stock

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (or the Code), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as United States income taxpayers for United States federal tax purposes, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our common stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion below regarding foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, including a U.S. taxpayer identification number, or in certain circumstances, a foreign tax identifying number, and certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates applicable to U.S. residents. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprise (by fair market value) at least half of our business assets. We believe that we have not been and we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a

United States real property holding corporation and your ownership of our common stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the U.S.), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments, including dividends paid on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments, including dividends paid on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The withholding provisions described above currently apply to payments of dividends, and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2019.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT CHANGE IN APPLICABLE LAW.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and both are acting as representatives of the underwriters (the “Representatives”). We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Barclays Capital Inc.
J.P. Morgan Securities LLC

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to                additional shares of common stock from us solely to cover overallotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ overallotment option.

	Without option exercise	With full option exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $700,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our executive officers and directors, each in their individual capacity, have agreed for a period of 90 days for us, and for a period of 45 days for such directors and executive officers, in each case from the date hereof and subject to specified exceptions, not to directly or indirectly: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the applicable person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The Representatives may, in their discretion and at any time or from time to time before the termination of the applicable 45-day or 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements.

Notwithstanding the above, the lock-up agreement applicable to us does not apply to: (a) our sale of shares of common stock in this offering; (b) the issuance by us of any shares of common stock issued upon the exercise, vesting or settlement of options or other equity awards granted under our stock-based compensation plans; (c) the grant of options or other equity awards under our stock-based compensation plans and the issuance of common stock under our employee stock purchase plan; and (d) the issuance of shares of common stock in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, businesses, property or other assets of another person or entity, provided that (1) the maximum number shares of common stock that we may issue in such transactions may not in the aggregate exceed 10% of our outstanding shares of common stock on a fully diluted basis after giving effect to the sale of our common stock in this offering and (2) the recipients of such shares of common stock provide to the Representatives a signed lock-up agreement agreeing to the restrictions set forth above during the 90-day restricted period. We may also, at any time, file any registration statement on Form S-8.

In addition, notwithstanding the lock-up agreements applicable to our executive officers and directors, the above restrictions do not apply to transfers of securities: (a) as a bona fide gift or gifts or pledge; (b) by will or intestacy to an immediate family member or to a trust, the beneficiaries of which are the applicable executive officer or director and a member or members of such person’s immediate family; (c) to an affiliate, or in the case of an non-natural person, as a transfer or distribution to its partners, members or stockholders; (d) pursuant to a sale or an offer to purchase 100% of the outstanding shares of our common stock, whether pursuant to a merger, tender offer or otherwise, to a third party or group of third parties, resulting in a change of control of our company and approved by our board of directors, provided that, in the event that such a change of control is not completed, such securities shall remain subject to the restrictions contained in the lock-up agreements and title to the applicable executive officer’s or director’s shares shall remain with that person; (e) pursuant to a written trading plan intended to meet the requirements of Rule 10b5-1 under the Exchange Act, or a 10b5-1 Plan, that was in effect prior to this offering or (f) to satisfy tax withholding obligations (including transfers via open market sales through a broker) in connection with the vesting, during the 45-day restricted period, equity awards granted pursuant to our equity compensation plans or arrangements; provided that, in the case of clauses (a), (b) and (c) that the recipient of such gift, pledge, transfer or distribution thereof agrees to be bound by the lock-up restrictions describe above; and provided further that, in the case of clauses (a), (b) and (c), (1) such sales are not required to be reported in any public report or filing with the SEC (excluding a Form 5 or Schedule 13G or 13D (or amendments thereof) under the Exchange Act made after the expiration of the 45-day restricted period) during the 45-day restricted period and (2) the applicable executive officer or director does not otherwise voluntarily effect any public filing or report regarding such sales; and provided further that, in the case of clause (f), any public filing, report or announcement of any such sale or transfer shall disclose that the sale or transfer was for the purpose of satisfying tax obligations arising out of the vesting of previously granted RSUs. Moreover, each of our executive officers and directors may exercise any stock options granted by us (provided that any common stock acquired upon any such exercise shall be subject to the restrictions imposed by the lock-up agreements, (except with respect to any sales or transfers permitted pursuant to clause (e) above). Finally, each of our executive officers and directors may establish any new 10b5-1 Plan, provided that no sales of our common stock may be made pursuant to such new 10b5-1 Plan prior to the expiration of the 45-day restricted period, and provided further that we are not required to report the establishment of such new 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the 45-day restricted period and we do not otherwise voluntarily effect any such public filing or report regarding such new 10b5-1 Plan.

In addition, our executive officers and directors, each in their individual capacity, have agreed that, without the prior written consent of the Representatives, they will not make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock during the 45-day restricted period.

Entities affiliated with Felix Baker, one of our directors, which collectively beneficially owned approximately 32% of our common stock as of January 26, 2018, have not entered into and are not otherwise bound by the lock-up agreements described above.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGEN”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to     publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus supplement pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Australia

This prospectus:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

In addition, except when relying on the “professional investor” exemption under the OCO or the SFO, the following prescribed wording should be included:

“WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.”

In addition, where JPM seeks to rely on the “professional investor” exemptions under section 103 of the SFO and the OCO, we would advise including in any material a clear and prominent statement providing that such material is solely addressed to and in relation to products that are to be sold to people/entities meeting the professional investor requirements under the SFO (see section 8.2 of the General Discussion).

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Canada

Our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, affiliates of Barclays Capital Inc. and J.P. Morgan Securities LLC have committed to fund the Bridge Facility and will receive customary fees and commissions in connection therewith. Barclays Capital Inc. and J.P. Morgan Securities LLC are also acting as financial advisors to us with respect to the Acquisition.

Legal Matters

The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Cooley LLP, San Francisco, California. As of the date of this prospectus supplement, certain partners of Cooley LLP own an aggregate of approximately 5,500 shares of our common stock. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel for the underwriters in connection with this offering.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Cascadian Therapeutics, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, appearing in Seattle Genetics, Inc.’s Current Report on Form 8-K filed with the SEC on January 31, 2018, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement (Commission File No. 000-32405):

•	our annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 21, 2017;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement relating to our 2017 annual meeting of stockholders, which was filed with the SEC on April 5, 2017;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which were filed with the SEC on May 1, 2017 (as amended on September 15, 2017), August 1, 2017 (as amended on September 15, 2017) and November 6, 2017, respectively;

•	our current reports on Form 8-K which were filed with the SEC on February 1, 2017, February 16, 2017, March 6, 2017, March 10, 2017, May 5, 2017, May 24, 2017, June 19, 2017, June 22, 2017, June 26, 2017, October 5, 2017, October 30, 2017, December 1, 2017 and January 31, 2018; and

•	the description of our common stock in our registration statement on Form 8-A, which was filed with the SEC on February 28, 2001, including all amendments and reports filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Seattle Genetics, Inc.

21823—30th Drive S.E.

Bothell, WA 98021

(425) 527-4000

Attention: Investor Relations

Prospectus

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we or selling securityholders may offer and sell any combination of the securities described in this prospectus, either individually or in combination with other securities. We or selling securityholders may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “SGEN.” On January 30, 2018, the last reported sale price of our common stock was $55.21 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Select Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents, underwriters or dealers are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. Unless the applicable prospectus supplement provides otherwise, we will not receive any proceeds from the sale of securities by selling securityholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or selling securityholders may offer and sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, in one or more offerings. There is no limit on the aggregate amount of the securities that we or selling securityholders may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the securities we or selling securityholders may offer.

Each time we or selling securityholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on the front of the document and any information we have

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incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Seattle Genetics,” “we,” “us” and “our” refer to Seattle Genetics, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. Seattle Genetics®, and ADCETRIS® are our registered trademarks in the United States. All other trademarks or trade names referred to in this prospectus and any prospectus supplement are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Seattle Genetics, Inc.

Seattle Genetics is a biotechnology company focused on the development and commercialization of targeted therapies for the treatment of cancer. Our antibody-drug conjugate, or ADC, technology utilizes the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. We are commercializing ADCETRIS, or brentuximab vedotin, for the treatment of several types of CD30-expressing lymphomas. We are also advancing a pipeline of novel therapies for solid tumors and blood-related cancers designed to address unmet medical needs and improve treatment outcomes for patients.

We were incorporated in Delaware on July 15, 1997. Our principal executive offices are located at 21823 30th Drive SE, Bothell, Washington 98021. Our telephone number is (425) 527-4000. Our website address is www.seattlegenetics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

Description of Securities

We or selling securityholders may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we or selling securityholders may offer. Each time we or selling securityholders offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity date, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

•	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference.

We or selling securityholders may sell the securities directly to investors or to or through agents, underwriters or dealers. If we or selling securityholders do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment or other options, if any; and

•	the net proceeds to us, if any.

Common Stock. We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. In this prospectus, we have summarized certain general features of the common stock under the heading “Description of Capital Stock—Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our fourth amended and restated certificate of incorporation (as amended), our board of directors has the authority to designate up to 5,000,000 shares of preferred stock in one or more series and determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock, any or all of which may be greater than the rights of the common stock. If we sell any new series of preferred stock under this prospectus and any applicable prospectus supplement, our board of directors will determine the rights, preferences and privileges of the preferred stock being offered, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Preferred stock may be convertible into our common stock or other securities of ours, or may be exchangeable for debt securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock being offered before the issuance of the related series of preferred stock. In this prospectus, we have summarized certain general features of the preferred stock under the heading “Description of Capital Stock—Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Convertible or exchangeable debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion or exchange may be mandatory or optional (at our option or the holders’ option) and would be at prescribed conversion or exchange prices.

The debt securities will be issued under an indenture that we will enter into with a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under the heading “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock and/or debt securities offered by any prospectus supplement. In this prospectus, we have summarized certain general features of the warrants under the heading “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We have filed the forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that we may offer as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

Selling Securityholders

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. Information about selling securityholders, if any, will be set forth in a prospectus supplement. See “Selling Securityholders” on page 23 of this prospectus.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding research and development and sales and marketing activities, increasing our working capital, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. See “Use of Proceeds” on page 6 of this prospectus. Unless the applicable prospectus supplement provides otherwise, we will not receive any of the proceeds from the sale of our securities by selling securityholders.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGEN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and described under the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	future sales of and revenue from ADCETRIS;

•	our ability to effectively commercialize ADCETRIS for the treatment of patients in its approved indications and to continue to expand its labeled indications of use;

•	our ability to establish and maintain collaborative, licensing and other similar arrangements, including our ADCETRIS collaboration with Takeda Pharmaceutical Company Limited, our enfortumab vedotin collaboration with Astellas Pharma, Inc., our tisotumab vedotin collaboration with Genmab A/S and our ADC collaborations;

•	the terms and timing of any collaborative, licensing and other similar arrangements, including the timing of potential milestone payments;

•	our pending acquisition of Cascadian Therapeutics, Inc., or the Acquisition, including the expected timing and terms thereof;

•	our financing plans, including to fund the Acquisition;

•	the business of Cascadian Therapeutics, Inc.;

•	our ability to obtain appropriate pricing and reimbursement for ADCETRIS and our potential future products;

•	the success and timing of our preclinical studies and clinical trials and the enrollment in and other events related to such studies and trials, as well as the commencement of future clinical trials;

•	the anticipated timing of regulatory actions and the release of clinical trial data;

•	our ability to obtain and maintain regulatory approvals for our product candidates;

•	the impact of regulatory requirements, obligations and restrictions on our business;

•	our ability to obtain adequate clinical and commercial supplies of our products and product candidates from current and potential new suppliers and manufacturers;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to successfully identify and acquire complementary products, technologies or businesses to grow our business;

•	our ability to manage the growth of our business and the risks attendant to our expanding international operations;

•	our intended use of the net proceeds from offerings of our securities under this prospectus;

•	the sufficiency of our cash resources and our expectations regarding our future cash flows, expenses, revenues, financial results and capital requirements; and

•	anticipated trends in our business and industry, and other characterizations of future events or circumstances.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” “will” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and the ratio of our earnings to combined fixed charges and preferred stock dividends to earnings for each of the periods presented. Our net losses were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends for each of the periods presented. Because of these deficiencies, the ratio information is not applicable for those periods. The extent to which earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends for those periods is shown below. Amounts shown are in thousands, except for ratios.

	Year Ended December 31,					Nine Months Ended September 30, 2017
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges	$(53,782)	$(62,520)	$(76,141)	$(120,486)	$(140,111)	$(71,744)
Deficiency of earnings available to cover combined fixed charges and preferred stock dividends	$(53,782)	$(62,520)	$(76,141)	$(120,486)	$(140,111)	$(71,744)

(1)	“Earnings” are the sum of loss from continuing operations before income taxes plus fixed charges. “Fixed charges” are comprised of our estimate of interest within rental expense.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include funding research and development and sales and marketing activities, increasing our working capital, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

Unless the applicable prospectus supplement provides otherwise, we will not receive any of the proceeds from the sale of our securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our fourth amended and restated certificate of incorporation (as amended), or the Restated Certificate, authorizes us to issue 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2017, 144,395,049 shares of common stock were outstanding and no shares of our preferred stock were outstanding.

The following summary description of our capital stock is based on the provisions of the Restated Certificate, our amended and restated bylaws, the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL, the Washington Business Corporation Act, or WBCA, and the registration rights agreement described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Restated Certificate, our amended and restated bylaws, or Bylaws, the DGCL, the WBCA and such registration rights agreement. For information on how to obtain copies of the Restated Certificate and our Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, or a copy of such registration rights agreement, see “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and nonassessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Pursuant to the Restated Certificate, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series. Our board of directors also has the authority to determine or alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders, and may have the effect of delaying or preventing changes in management of Seattle Genetics. In addition, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents

As noted above, our board of directors, without stockholder approval, has the authority under our Restated Certificate to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Seattle Genetics without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Our Restated Certificate provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights.

Our Restated Certificate also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing, and that the stockholders may amend our Bylaws or adopt new bylaws only by the affirmative vote of 66-2/3% of the outstanding voting securities. Our Bylaws provide that a special meeting of the stockholders may be called only by our board of directors, our chairman, our chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 50% of the outstanding shares of each class of stock entitled to vote at that meeting. These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of Seattle Genetics, which could have an adverse effect on the market price of our stock.

These and other provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the DGCL which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Chapter 23B.19 of the Washington Business Corporation Act

We may also be subject to the provisions of Chapter 23B.19 of the WBCA, which imposes restrictions on certain transactions between a corporation and certain significant stockholders. The WBCA generally prohibits a “target corporation” (as defined in the WBCA) from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition or at or subsequent to the acquiring person’s share acquisition time, such significant business transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. Depending on whether Seattle Genetics meets the definition of a “target corporation” under the WBCA, Chapter 23B.19 of the WBCA may have the effect of delaying, deterring or preventing a change in control of Seattle Genetics.

Registration Rights

On September 10, 2015, we entered into a registration rights agreement with entities affiliated with Baker Bros. Advisors LP, or the Baker Entities. Under the registration rights agreement, we agreed that, if at any time and from time to time after December 10, 2015, the Baker Entities demand that we register their shares of our common stock for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under the registration rights agreement cover all shares of common stock now held or hereafter acquired by the Baker Entities, will continue in effect for up to ten years following the date of the registration rights agreement, and include our obligation to facilitate certain underwritten public offerings of our common stock by the Baker Entities in the future. On October 12, 2016, pursuant to the registration rights agreement, we registered for resale, from time to time, up to 44,059,594 shares of our common stock held by the Baker Entities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc. Its address is P.O. Box 50500, Louisville, KY 40233 and its telephone number is (877) 419-8489. The transfer agent for any series of preferred stock that we or selling securityholders may offer under this prospectus will be named and described in the applicable prospectus supplement for that series.

Listing on The Nasdaq Global Select Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SGEN.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we or selling securityholders may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we or selling securityholders may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under the heading “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under the heading “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement and free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or in combination with common stock, preferred stock or debt securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we or selling securityholders may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we or selling securityholders may offer under this prospectus, as well as any related free writing prospectus, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of material or special U.S. federal income tax considerations, if any, of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the internal laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third-party service providers;

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement between us and such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities from time to time pursuant to underwritten public offerings, “at-the-market” offerings, negotiated transactions, block trades or a combination of these methods. We or selling securityholders may sell the securities to or through one or more underwriters or dealers (acting as principal or agent), through agents, or directly to one or more purchasers. We or selling securityholders may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•	the name or names of the selling securityholders, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional securities from us or any selling securityholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or selling securityholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. If a dealer is used in the sale of securities, we, a selling stockholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transaction. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We or selling securityholders may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We or selling securityholders may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions payable to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California. As of the date of this prospectus, certain partners of Cooley LLP own an aggregate of approximately 5,500 shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Cascadian Therapeutics, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in Seattle Genetics, Inc.’s Current Report on Form 8-K filed with the SEC on January 31, 2018, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-32405):

•	our annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 21, 2017;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016 from our definitive proxy statement relating to our 2017 annual meeting of stockholders, which was filed with the SEC on April 5, 2017;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, which were filed with the SEC on May 1, 2017 (as amended on September 15, 2017), August 1, 2017 (as amended on September 15, 2017) and November 6, 2017, respectively;

•	our current reports on Form 8-K which were filed with the SEC on February 1, 2017, February 16, 2017, March 6, 2017, March 10, 2017, May 5, 2017, May 24, 2017, June 19, 2017, June 22, 2017, June 26, 2017, October 5, 2017, October 30, 2017, December 1, 2017 and January 31, 2018; and

•	the description of our common stock in our registration statement on Form 8-A, which was filed with the SEC on February 28, 2001, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Seattle Genetics, Inc.

21823 30th Drive S.E.

Bothell, WA 98021

(425) 527-4000

Attention: Investor Relations

$550,000,000

Common Stock

Prospectus Supplement

Barclays	J.P. Morgan

                    , 2018